UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MBIA Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MBIA Inc.	Daniel P. Kearney
113 King Street	Chairman
Armonk, NY 10504	Joseph W. Brown
914-273-4545	Chief Executive Officer

March 18, 2013

Dear Owners:

You are cordially invited to attend the annual meeting of MBIA shareholders on Thursday, May 2, 2013 at 10:00 a.m. in our headquarters office at 113 King Street, Armonk, New York.

Our agenda for this year’s meeting is for shareholders to:

•	vote on the election of Directors;

•	express their opinion, on an advisory basis, on executive compensation; and

•	ratify the selection of independent auditors for 2013.

After the formal agenda is completed, we will be happy to answer any questions you may have.

Even if you do not plan to attend the annual meeting, we urge you to vote your shares. Instructions for using all of the available voting options are included in the enclosed proxy statement.

We appreciate your continued support on these matters and look forward to seeing you at the meeting.

Very truly yours,

Daniel P. Kearney Chairman	Joseph W. Brown Chief Executive Officer

MBIA Inc.

Notice of Annual Meeting of Shareholders

and Proxy Statement

Dear Shareholders:

We will hold the 2013 Annual Meeting of MBIA Inc. (“MBIA” or the “Company”) Shareholders at the Company’s principal executive offices located at 113 King Street, Armonk, New York 10504, on Thursday, May 2, 2013 at 10:00 a.m. EDT in order for shareholders to:

1.	elect nine Directors for a term of one year, expiring at the 2014 Annual Meeting;

2.	express their opinion, on an advisory basis, on the compensation paid to the Company’s named Executive Officers (“NEOs”) as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“SEC”), including under the “Compensation discussion and analysis” and “Executive compensation tables” sections of the proxy statement;

3.	ratify the selection of PricewaterhouseCoopers LLP, certified public accountants, as independent auditors for the Company for the year 2013; and

4.	transact any other business as may properly come before the meeting.

These items are more fully described in the following pages.

This year, we have again elected to adopt the SEC rules that allow companies to furnish proxy materials to their shareholders over the Internet. The Notice of Internet Availability of Proxy Materials (the “Notice”) provided to shareholders contains instructions on how to access our 2012 Annual Report to Shareholders and proxy materials for the 2013 Annual Meeting online, how to request a paper copy of these materials and how to vote your shares. We expect to furnish the Notice to shareholders and make proxy materials available beginning on or about March 20, 2013.

The Notice provides instructions regarding how to view our proxy materials for the 2013 Annual Meeting online. As explained in greater detail in the Notice, to view the proxy materials and vote, you will need to visit www.proxyvote.com and have available your 12-digit control number(s) contained on your Notice. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request them or you own shares of MBIA Inc. in the MBIA Inc. 401(k) Plan or MBIA Inc. Non-Qualified Retirement Plan. There is no charge for requesting a copy. To facilitate timely delivery, please make your request on or before April 18, 2013. To request paper copies, shareholders can go to www.proxyvote.com, call 1-800-579-1639 or send an email to sendmaterial@proxyvote.com. Please note that if you request materials by email, send a blank email with your 12-digit control number(s) (located on the Notice) in the subject line.

You have the option to receive all future proxy statements, proxy cards and annual reports electronically via email or the Internet. If you elect this option, the Company will only mail materials to you in the future if you request that we do so. To sign up for electronic delivery, please follow the instructions below under “General information––Voting” to vote your shares using the Internet. After submitting your vote, follow the prompts to sign up for electronic delivery.

Sincerely,

Ram D. Wertheim
Secretary

113 King Street

Armonk, New York 10504

March 18, 2013

General information

How it works. The Board of Directors of the Company is soliciting shareholders’ proxies in connection with the Annual Meeting of Shareholders to be held at the Company’s principal executive offices located at 113 King Street, Armonk, New York 10504, on Thursday, May 2, 2013 at 10:00 a.m. EDT. Only shareholders of record at the close of business on March 7, 2013 may vote at the Annual Meeting. As of March 7, 2013, there were 193,047,489 shares of our common stock (which is our only class of voting stock) outstanding and eligible to be voted. Treasury shares are not voted. Each shareholder has one vote for each share of MBIA common stock that he or she owned on the record date for all matters being voted on at the Annual Meeting.

A quorum is constituted by the presence, in person or by proxy, of holders of our common stock representing a majority of the number of shares of common stock entitled to vote. Abstentions and broker non-votes will be considered present to determine the presence of a quorum.

Voting. If you hold shares in more than one account (e.g., you are a shareholder of record, own shares in the Company’s 401(k) Plan or Non-Qualified Retirement Plan, and beneficially own shares in one or more personal brokerage accounts, or any combination of the foregoing), you may receive more than one Notice and/or proxy card. Accordingly, in order to vote all of your shares, you will need to vote more than once by following the instructions on each of the items you receive.

You may vote using the following methods:

Internet. You may vote on the Internet up until 11:59 PM Eastern Time the day before the meeting by going to the website for Internet voting on the Notice or proxy card (www.proxyvote.com) and following the instructions on your screen. Have your Notice or proxy card available when you access the web page. If you vote by the Internet, you should not return your proxy card.

Telephone. If you received your proxy materials by mail, or if you received a Notice and requested a paper copy of the materials, you may vote by telephone by calling the toll-free telephone number on your proxy card (1-800-690-6903), 24 hours a day and up until 11:59 PM Eastern Time the day before the meeting, and following the prerecorded instructions. Have your proxy card available when you call. If you vote by telephone, you should not return your proxy card. Notice recipients should first visit the Internet site listed on the Notice before voting by telephone.

Mail. If you received your proxy materials by mail, or if you received a Notice and requested a paper copy of the materials, you may vote by mail by marking your proxy card, dating and signing it, and returning it before the meeting in the postage-paid envelope provided or as directed on the voting instruction form.

In Person. You may vote your shares in person by attending the Annual Meeting and submitting your proxy at the meeting. If your shares are held in the name of a bank, broker or other holder of record (i.e., your shares are held in “street name”), to vote at the Annual Meeting, you must obtain a legal proxy executed in your favor from the holder of record and bring it to the Annual Meeting in order to vote.

You can revoke your proxy at any time before the Annual Meeting. If your shares are held in street name, you must follow the instructions of your broker to revoke your voting instructions. If you are a holder of record and wish to revoke your proxy instructions, you must advise the Secretary in writing before the proxies vote your common stock at the meeting, deliver later-dated proxy instructions, or attend the meeting and vote your shares in person. Unless you decide to attend the meeting and vote your shares in person after you have submitted voting instructions, we recommend that you revoke or amend your prior instructions in the same way you initially gave them – that is, by Internet, telephone, or mail. This will help to ensure that your shares are voted the way you have finally determined you wish them to be voted.

All shares that have been voted properly by an unrevoked proxy will be voted at the Annual Meeting in accordance with your instructions. If you sign and submit your proxy card, but do not give voting instructions, the shares represented by that proxy will be voted as our Board recommends.

If your shares are held in street name, you may receive voting instructions from the holder of record. If you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. Brokers do not have discretionary authority to vote on the election of Directors (Proposal 1) or the advisory vote on NEO compensation (Proposal 2). Please instruct your broker so your votes can be counted.

Dissenters’ rights. Under Connecticut law, dissenters’ rights are not available with respect to the matters included in the formal agenda for the 2013 Annual Meeting of Shareholders.

Miscellaneous. The cost to prepare and mail these proxy materials will be borne by the Company. Proxies may be solicited by mail, in person or by telephone by Directors, officers and regular employees of the Company without extra compensation and at the Company’s expense. The Company will also ask bankers and brokers to solicit proxies from their customers and will reimburse them for reasonable expenses. In addition, the Company has engaged MacKenzie Partners, Inc. of New York City to assist in soliciting proxies for a fee of approximately $10,000 plus reasonable out-of-pocket expenses.

A copy of the Company’s Annual Report on Form 10-K is available on the Company’s website, www.mbia.com, under the “SEC Filings” tab or by writing to Shareholder Information at MBIA Inc., 113 King Street, Armonk, New York 10504.

Board of Directors corporate governance

The Board of Directors and its committees

The Board of Directors supervises the overall affairs of the Company. To assist it in carrying out these responsibilities, the Board has delegated authority to the four regular committees described below. In addition, the Board has also appointed the Special Litigation Committee, which is also described below, as a temporary special committee to investigate certain shareholder claims. The Board of Directors met five times in regular sessions during 2012. In addition to its regular sessions, the Board met six times in special sessions during 2012. The Board of Directors has regularly scheduled non-management Director meetings. Pursuant to the “MBIA Inc. Board Corporate Governance Practices,” each Director is expected to attend at least 75% of all Board meetings and committee meetings of which that Director is a member, on a combined basis. All of the Directors met this requirement in 2012. The MBIA Inc. Board Corporate Governance Practices can be found on the Company’s website, www.mbia.com, under the “Ethics and Governance” tab, and are available in print to any shareholder who requests a copy by writing to Shareholder Information at MBIA Inc., 113 King Street, Armonk, New York 10504. Pursuant to the MBIA Inc. Board Corporate Governance Practices, Directors are required to attend annual shareholder meetings, barring unusual circumstances. The 2012 Annual Meeting was attended by each of the Company’s Directors.

Regular Board committees. Each regular Board committee has a charter, which can be found on the Company’s website, www.mbia.com, under the “Ethics and Governance” tab, and is available in print to any shareholder who requests a copy by writing to Shareholder Information at MBIA Inc., 113 King Street, Armonk, New York 10504. The committees are described below.

Executive Committee. The Executive Committee, which at year-end consisted of Messrs. Kearney (Chair), Brown, Coulter and Vaughan, did not meet during 2012. This Committee is authorized to exercise powers of the Board during intervals between Board meetings, subject to limitations set forth in the By-Laws of the Company and the Committee’s Charter.

Finance and Risk Committee. The Finance and Risk Committee, which at year-end consisted of Messrs. Rinehart (Chair), Brown, Coulter, Gilbert and Lee, met three times in regular sessions during 2012. This Committee assists the Board in monitoring the Company’s (i) proprietary investment portfolios, (ii) capital and liquidity risks and risk management, (iii) enterprise market risks and risk management, (iv) credit risk and risk management in the Company’s operations, and (v) compliance with regulatory financial requirements and risk limits and with the Company’s capital and risk policies, requirements and limits as approved by the Committee and the Board from time to time.

Compensation and Governance Committee. The Compensation and Governance Committee (the “Compensation Committee”), which at year-end consisted of Mr. Coulter (Chair), Ms. Bruce and Messrs. Gilbert, Kearney and Vaughan, met four times in regular sessions and one time in a special session during 2012. Dr. Gaudiani served as a member of the Compensation Committee until May 1, 2012 and Ms. Bruce was appointed a member of the Compensation Committee on September 13, 2012. In accordance with the Compensation Committee Charter and the listing standards of the New York Stock Exchange, each of the Compensation Committee members is independent. As part of its specific role, it is responsible for (i) setting the overall compensation principles of the Company, (ii) overseeing executive compensation, (iii) reviewing the Company’s compensation and benefit program, (iv) overseeing significant organizational and personnel matters, (v) determining the membership, size and composition of the Board, (vi) setting Directors’ compensation, (vii) selecting Directors to serve on the Board committees, and (viii) developing corporate governance principles and practices.

The Board approves the CEO’s compensation level and approves the recommendations of the Compensation Committee for the other NEOs’ compensation levels. Since 2005, the Compensation Committee has retained compensation consulting firms to assist and advise it in conducting reviews of the Company’s compensation plans for appropriateness and to assess the competitiveness of the Company’s compensation levels relative to market practice.

Compensation and Governance Committee interlocks and insider participation. No member of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries. During 2012, no NEO served as a Director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers is or has been a Director of the Company or a member of the Company’s Compensation Committee.

Audit Committee. The Audit Committee, which at year-end consisted of Messrs. Vaughan (Chair), Ms. Bruce and Messrs. Kearney, Rinehart and Shasta, met four times in regular sessions and one time in a special session during 2012. Ms. Bruce was appointed a member of the Audit Committee on September 13, 2012. In accordance with the Audit Committee Charter and the listing standards of the New York Stock Exchange, each of the Audit Committee members is independent. In addition, the Board has designated Messrs. Kearney, Rinehart, Shasta and Vaughan as the “audit committee financial experts” (as defined under applicable SEC rules) on the Audit Committee. This Committee assists the Board in monitoring the (i) integrity of the financial statements of the Company and of other material financial disclosures made by the Company, (ii) qualifications and independence of the Company’s independent auditor, (iii) performance of the Company’s internal audit function and independent auditor, (iv) Company’s compliance policies and procedures and its compliance with legal and regulatory requirements, and (v) performance of the Company’s operational risk management function.

Special Litigation Committee. The Special Litigation Committee, which at year-end consisted of Messrs. Coulter (Chair) and Vaughan, met one time in a special session during 2012. The Committee was responsible for investigating, analyzing and evaluating the matters raised in certain shareholder demand letters received by the Company in 2008 and 2010 and determining what action, if any, the Company should take with respect to such matters. Having completed its work, the Committee was disbanded on February 21, 2013.

Process for Director searches

Potential Director nominees are selected in light of the Board’s needs at the time of recommendation. The Compensation Committee assesses potential nominees on various criteria, such as relevant business and other skills and experience, personal character and judgment and diversity of experience. The Compensation Committee also considers the ability of potential nominees to devote significant time to Board activities. The independence and financial literacy of potential nominees, as well as their knowledge of and familiarity with the Company’s businesses, are additional considerations in the Compensation Committee’s selection process.

The Compensation Committee has generally engaged a third-party search firm to assist in identifying and evaluating potential nominees. Potential nominees are reviewed and evaluated first by the third-party search firm, which then forwards all nominees for review and evaluation by the Chair of the Compensation Committee and then, at the Chair’s discretion, by the entire Compensation Committee, which decides whether to recommend a candidate for consideration by the full Board. Potential nominees are interviewed by each member of the Compensation Committee, the Chairman and the CEO. This process was followed in 2012 in connection with Ms. Bruce’s nomination.

The MBIA Inc. Board Corporate Governance Practices provide that Director candidates may be identified by the Company’s Board of Directors or a corporate shareholder. Shareholders may recommend a potential nominee by sending a letter to the Company’s Corporate Secretary at MBIA Inc., 113 King Street, Armonk, New York 10504. No potential nominees were recommended by shareholders in 2012.

Consideration of Board diversity. The MBIA Inc. Board Corporate Governance Practices include guidelines for selecting Directors. Under the Board Corporate Governance Practices, in selecting nominees for the Board, the Board seeks a combination of active or former senior business executives of major complex businesses (from different industry sectors), leading academics, and individuals with substantial records of business achievement, government service or other leadership roles in the not-for-profit sector, including individuals with specific knowledge and experience relevant to the Company’s business. These guidelines for selecting candidates for nomination to the Board promote diversity among Board members, and the Compensation Committee and the Board evaluate the composition of the Board in order to assess the effectiveness of the guidelines. The results of these evaluations inform the process for identifying candidates for nomination to the Board.

Board leadership structure

The offices of Chairman of the Board and CEO of the Company are separate. The Chairman is responsible for presiding over meetings of the Board and the Company’s shareholders and performing such other duties as directed by the Board. The CEO is responsible for formulating policy and strategic direction for the Company and executing the Company’s business plan and strategy under plans approved by the Board, providing management of the Company’s day-to-day operations, hiring, directing and retaining senior management, serving as spokesperson for the Company and performing such other duties as directed by the Board or required by law.

The Chairman and CEO roles were separated in 2009 as a means of enhancing the Company’s corporate governance at the recommendation of Mr. Brown. Given that the roles of CEO and Chairman are well defined, the Board does not believe there is a risk of confusion or duplication between the two positions.

Board and Board committee roles in risk oversight

The Board and its committees oversee different risks faced by the Company and its subsidiaries. The Board regularly evaluates and discusses risks associated with strategic initiatives, and the CEO’s risk management performance is one of the criteria used by the Board in evaluating the CEO. On an annual basis, the Board also evaluates and approves the Company’s risk tolerance guidelines. The purpose of the risk tolerance guidelines is to delineate the types of risk considered tolerable and justifiable within the Company, and to provide the basis upon which risk criteria and procedures are developed and applied consistently across the Company. The Board’s Audit Committee and its Finance and Risk Committee also play an important role in overseeing different types of risks.

The Audit Committee oversees risks associated with financial and other reporting, auditing, legal and regulatory compliance, and risks that may otherwise result from the Company’s operations. The Audit Committee oversees these risks by monitoring (i) the integrity of the financial statements of the Company and of other material financial disclosures made by the Company, (ii) the qualifications and independence of the Company’s independent auditor, (iii) the performance of the Company’s internal audit function and independent auditor, (iv) the Company’s compliance policies and procedures and its compliance with legal and regulatory requirements, and (v) the performance of the Company’s operational risk management function.

The Finance and Risk Committee oversees the Company’s credit risk governance framework, market risk, liquidity risk and other material financial risks. The Finance and Risk Committee oversees these risks by monitoring the Company’s (i) proprietary investment portfolios, (ii) capital and liquidity risks and risk management, (iii) enterprise market risks and risk management, (iv) credit risk and risk management in the Company’s operations, and (v) compliance with regulatory financial requirements and risk limits and with the Company’s capital and risk policies, requirements and limits as approved by the Committee and the Board from time to time. The Finance and Risk Committee’s responsibilities help manage risks associated with the Company’s investment and insured portfolios, liquidity and lines of business.

At each regular meeting of the Board, the Chairs of each of these committees report to the full Board regarding the meetings and activities of the committee.

Shareholder communications

Shareholders or interested parties wishing to communicate with our Chairman or with the non-management Directors as a group may do so by contacting the Chairman of the Board, Mr. Kearney, by regular mail sent to 1550 North State Parkway, #1002, Chicago, IL 60610.

Company Standard of Conduct

The Company has adopted a Standard of Conduct that applies to all Directors and employees, including the Chief Executive Officer, Chief Financial Officer and Controller, and certain third parties. The Standard of Conduct, which also constitutes a code of ethics as that term is defined in Item 406(b) of Regulation S-K, can be found on the Company’s website, www.mbia.com, under the “Ethics and Governance” tab, and is available in print to any shareholder who requests a copy by writing to Shareholder Information at MBIA Inc., 113 King Street, Armonk, New York 10504. The Company intends to satisfy the disclosure requirements of Form 8-K regarding an amendment to, or waiver from, an element of its code of ethics enumerated in Item 406(b) of Regulation S-K by posting such information on the Company’s website, www.mbia.com, under the “Ethics and Governance” tab.

Independent Directors’ compensation

Directors’ retainer and meeting fees. In 2012, the Company paid Directors who are not Executive Officers an annual retainer fee of $75,000 plus an additional $2,000 for attendance at each Board meeting and each meeting of each committee on which they served (and $1,000 for each special telephonic meeting). The Company also paid each Committee Chair an annual Committee Chair retainer of $25,000. As Chairman, Mr. Kearney is paid an additional retainer of $125,000. New Board members are paid a fee of $2,000 for each day of orientation.

An eligible Director may elect annually to receive retainer and meeting fees either in cash or in shares of common stock on a quarterly basis with no deferral of income, or to defer receipt of all or a portion of such compensation until a time following termination of such Director’s service on the Board. A Director electing to defer compensation may choose to allocate deferred amounts to either a hypothetical investment account (“Investment Account”), or a hypothetical share account (“Share Account”), which have been set up to credit such deferred payments. Such deferral elections are made under the MBIA Inc. 2005 Non-employee Director Deferred Compensation Plan (“Plan”). The total number of shares reserved under the Plan was 300,000 shares, subject to adjustment in the event of any stock dividend or stock split, recapitalization, merger, consolidation, combination, spin-off, distribution of assets to stockholders (other than ordinary cash dividends), exchange of shares, rights offering to purchase common stock at a price substantially below fair market value or other similar corporate change. On August 1, 2012, the Board approved an additional 200,000 shares resulting in a new total of 500,000 shares reserved under the Plan.

Amounts allocated to the Investment Account are credited to a hypothetical money market account earning hypothetical interest based on the Barclays Capital U.S. Government/Credit Index. Amounts allocated to the Share Account are converted into share units with each such unit representing the right to receive a share of common stock at the time or times distributions are made under the Plan. Dividends are paid as stock units each quarter if applicable. Distributions of amounts allocated to the Share Account are made in shares of common stock. No transfers are permitted between the accounts. In 2012, Directors had elected to receive their retainer and meeting fees as follows: Ms. Bruce, Dr. Gaudiani and Messrs. Gilbert, Kearney, Rinehart, Shasta and Vaughan directly as cash payments; Messrs. Coulter and Lee directly in shares of common stock.

Directors’ restricted stock grants. In addition to the annual cash fees payable to Directors for 2012, the Company also granted Directors an award of restricted stock in 2012 with a value of $100,000 at the time of grant. New Directors elected to the Board also receive a one-time grant of restricted stock with a value of $100,000 at the time of grant. The Directors’ restricted stock grants are awarded under the MBIA Inc. 2005 Omnibus Incentive Plan (“Omnibus Plan”), which was approved by the Board and the shareholders in 2005.

The restricted stock granted to Directors is subject to forfeiture restrictions and restrictions on transferability. The period of restriction generally continues until the 10th anniversary of the date of the restricted stock grant. The restriction period applicable to a restricted stock award will lapse and the shares of restricted stock will become freely transferable prior to the 10th anniversary of the date of the restricted stock grant upon the earlier of: (i) the death or disability of a participating Director, (ii) a change of control in the Company as defined in the Omnibus Plan, (iii) the Company’s failure to nominate a participating Director for re-election, or (iv) the failure of the shareholders to elect a participant Director at any shareholders meeting. Unless otherwise approved by the Compensation Committee of the Board, if a participating Director leaves the Board for any reason other than the foregoing at any time prior to the 10th anniversary of the date of the restricted stock grant, all unvested shares will revert back to the Company. During the restricted period, a participating Director receives dividends, if applicable, with respect to, and may vote, the restricted shares.

Directors’ total compensation components. Directors’ compensation for 2012 consisted of the following components. There was no change from 2011.

Directors’ total compensation components	2012
Board Annual Retainer	$75,000
Committee Chair Retainer	$25,000
Chairman Retainer	$125,000
Board & Committee Meeting Fee (per meeting)	$2,000
Special Telephonic Meeting Fee (per meeting)	$1,000
New Board Member Orientation Fee (per day)	$2,000
Annual Restricted Stock Grant	$100,000
New Director Restricted Stock Grant	$100,000

Directors’ total compensation for 2013. No change to Director compensation is expected for 2013.

Directors’ total compensation paid in 2012. The amounts shown below represent compensation paid and awarded in 2012 for each of the Directors. The Company does not provide perquisites to its Directors.

Name (a)	Retainer ($) (b)	Meeting Fees ($) (c)	Stock Awards ($) (d) (1)	All Other Compensation ($) (e)	Total Compensation ($) (f)
Maryann Bruce (2)	37,500	7,000	100,000	-	144,500
David A. Coulter	125,000	38,000	100,000	-	263,000
Claire L. Gaudiani (3)	37,500	20,000	-	-	57,500
Steven J. Gilbert	75,000	33,000	100,000	-	208,000
Daniel P. Kearney	225,000	37,000	100,000	-	362,000
Kewsong Lee	75,000	21,000	100,000	-	196,000
Charles R. Rinehart	100,000	34,000	100,000	-	234,000
Theodore Shasta	75,000	26,000	100,000	-	201,000
Richard C. Vaughan	100,000	41,000	100,000	-	241,000
1	The amounts shown represent the grant date fair value (dollar amount) of restricted stock awards granted on May 1, 2012.

2	Ms. Bruce was elected as a new Director on June 19, 2012.

3	Dr. Gaudiani’s directorship ended on May 1, 2012.

Directors’ deferred compensation balances and equity holdings as of December 31, 2012. As described under “Directors’ retainer and meeting fees” above, a Director may choose to allocate deferred amounts to either an Investment Account or a Share Account. The following table represents Directors’ account balances under the Investment and Share Accounts (deferred retainer and meeting fees) and restricted stock and stock unit holdings as of December 31, 2012. Amounts shown for stock holdings are based on $7.85 per share, the closing fair market value of the shares on December 31, 2012. Totals for 2011 are shown for reference.

Name	Investment Account Balance ($)	Share Account Balance ($)	Share Account Balance (#)	Restricted Stock Holdings ($)	Restricted Stock Holdings (#)	Restricted Stock Unit Holdings ($)	Restricted Stock Unit Holdings (#)	Total as of 12/31/12 ($)	Total as of 12/31/11 ($)
Maryann Bruce	-	-	-	77,652	9,892	-	-	77,652	-
David A. Coulter	-	-	-	415,791	52,967	-	-	415,791	502,971
Steven J. Gilbert	-	-	-	239,190	30,470	-	-	239,190	242,231
Daniel P. Kearney	-	912,789	116,279	410,257	52,262	27,406	3,491	1,350,452	1,886,512
Kewsong Lee	-	-	-	415,791	52,967	-	-	415,791	502,971
Charles R. Rinehart	-	-	-	478,764	60,989	-	-	478,764	595,946
Theodore Shasta	-	-	-	394,180	50,214	-	-	394,180	471,064
Richard C. Vaughan	-	-	-	385,200	49,070	-	-	385,200	457,805

Executive Officer Directors. Mr. Brown served as a Director and received no compensation for his services during 2012 as a Director.

Directors’ stock ownership guidelines. The Company has Director stock ownership guidelines to align Directors’ interests with those of our shareholders. Under these guidelines, within four years of first being elected, a Director is expected to own Company stock worth approximately five times their annual retainer. This includes stock owned directly and under the share account and restricted stock. As of December 31, 2012, all of the Directors have satisfied the stock ownership guidelines, except for Ms. Bruce and Mr. Gilbert who were elected as new Directors in 2012 and 2011, respectively.

Audit Committee report

The Audit Committee is composed of five Independent Directors who are not employees or officers of the Company. In the business judgment of the Board, these Directors are free of any relationship that would interfere with their independent judgments as members of the Audit Committee.

This report of the Audit Committee covers the following topics:

1.	Respective roles of the Audit Committee, Company management and the Independent Registered Public Accounting Firm (“Independent Auditors”)

2.	2012 Activities

3.	Limitations of the Audit Committee

1. Respective roles of the Audit Committee, Company management and the Independent Auditors

We are appointed by the Board of Directors of the Company to monitor (i) the integrity of the financial statements of the Company and of other material financial disclosures made by the Company, (ii) the qualifications and independence of the Company’s independent auditor, (iii) the performance of the Company’s internal audit function and independent auditor, (iv) the Company’s compliance policies and procedures and its compliance with legal and regulatory requirements and (v) the performance of the Company’s operational risk management function. We also recommend to the Board of Directors the selection of the Company’s outside auditors.

The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management and the Company’s Internal Audit Department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

The independent auditors, PricewaterhouseCoopers LLP (“PwC”), are responsible for performing an independent audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and expressing an opinion with respect to the fair presentation of the consolidated financial statements in accordance with accounting standards generally accepted in the United States of America and the effectiveness of internal control over financial reporting.

2. 2012 Activities

In performing our oversight role for 2012, we have:

•	considered and discussed the audited financial statements for 2012 with management and the independent auditors;

•

discussed and reviewed all communication with the auditors, as required by Statement on Auditing Standards No. 114, “The Auditor’s Communication With Those Charged With Governance” and SEC Rule 2-07, “Communication with Audit Committees.” We have received a letter from the independent auditors as required by Public Company Accounting Oversight Board Rule 3526, “Communications with Audit Committees Concerning Independence.” In connection with this requirement, PwC has not provided to the Company any information technology consulting services relating to financial information systems design and implementation;

•	considered the other non-audit services by the Company’s independent auditors and concluded that such services were not incompatible with maintaining their independence;

•	reviewed and discussed with management and PwC the Company’s critical accounting policies, estimates and judgments; and

•	performed other functions as set forth in the Audit Committee Charter.

Based on the reviews and discussions we describe in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the Audit Committee Charter, we recommended to the Board of Directors that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

3. Limitations of the Audit Committee

As members of the Audit Committee, we are not employees of the Company nor are we professionally engaged in, nor experts in the practices of, auditing or accounting. Nor are we experts with respect to determining auditor independence. We rely on the information, representations, opinions, reports or statements, including financial statements and other financial data prepared or presented by officers or employees of the Company, its legal counsel, independent accountants or other persons with professional or expert competence. Therefore, we do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that PwC is in fact “independent.” Furthermore, the Audit Committee has not conducted independent procedures to ensure that management has maintained appropriate accounting and financial reporting principles or internal controls designed to assure compliance with accounting standards and applicable laws and regulations.

Date: February 21, 2013

The Audit Committee

Mr. Richard C. Vaughan (Chair)

Ms. Maryann Bruce

Mr. Daniel P. Kearney

Mr. Charles R. Rinehart

Mr. Theodore Shasta

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation discussion and analysis

This Compensation discussion and analysis (“CD&A”) discusses the 2012 compensation for the Company’s named Executive Officers (the “NEOs”): Jay Brown, C. Edward Chaplin, William Fallon, Anthony McKiernan and Ram Wertheim.

Mr. Brown is our Chief Executive Officer. Mr. Chaplin is the co-President, Chief Financial Officer and Chief Administrative Officer of the Company. Mr. Fallon serves as co-President and Chief Operating Officer of the Company. Mr. McKiernan serves as Executive Vice President and Chief Portfolio Officer of the Company. Mr. Wertheim is Executive Vice President, Chief Legal Officer and Secretary of the Company.

The goals of our compensation program are to attract, retain and motivate a highly skilled team of employees whose performance will build long-term shareholder value on a cost effective basis, align our senior executives’ interests with shareholders, avoid any incentives to take any unreasonable risks and ensure that we retain those employees with the necessary skills, experience and knowledge of the Company to deal with the extraordinary circumstances facing the Company as a result of the financial crises that began in mid-2007 and continue to this day.

The NEOs did not receive any performance-based cash bonus or long-term incentive awards (“LTI”) for the 2011 or the 2012 performance years. For 2011, based on a request of the New York State Department of Financial Services (“NYSDFS”), which is the primary regulator of the Company’s insurance subsidiaries, Messrs. Brown, Chaplin, Fallon and Wertheim concluded it was in the best interest of the Company not to take cash bonuses or LTI.

In December 2012, Mr. Brown recommended that, in light of the views of the NYSDFS on compensation that bonuses would be ill advised again in 2012, no cash bonuses or LTI should be awarded to the NEOs for the 2012 performance year under its existing incentive compensation program. Mr. Brown recommended instead that Messrs. Chaplin, Fallon, McKiernan and Wertheim each be awarded cash and LTI retention awards (the “Retention Awards”) that would incent each of them to remain with the Company for a period of at least three years as well as provide them with a longer term performance incentive given the importance of retaining them to continue leading the Company through the completion of its “Transformation.” The Compensation Committee approved and recommended to the Board, and the Board approved, the Retention Awards.

The cash awards were paid by the Company and were not paid by, allocated to or reimbursed by the Company’s insurance subsidiaries.

In light of the NYSDFS’ concerns over compensation, Mr. Brown requested that the Compensation Committee not take any action with respect to the payment to him of a performance bonus for 2012 and not include him in any action then being considered regarding cash and LTI retention awards.

1. The role of the Compensation Committee, the CEO and the compensation consultant in setting 2012 compensation

The Compensation Committee is responsible for overseeing the Company’s compensation programs and for all significant decisions regarding our NEOs’ compensation. It reviews the NEOs’ compensation recommended by the CEO, establishes the CEO’s compensation and makes recommendations with respect to each to the Board for approval. Historically, the Compensation Committee has compared target and actual executive compensation with data from a group of peer companies.

The Compensation Committee has retained Towers Watson & Co. (“Towers Watson”) primarily to assist in analyzing the competitiveness of the compensation provided to its NEOs and non-employee director compensation data, as well as to provide expertise and advice on various matters brought before the Compensation Committee. The Compensation Committee considered the six “independence” factors for compensation consultants listed in the NYSE listing requirements and determined that Towers Watson did not have a conflict of interest.

For 2012, Towers Watson collected relevant compensation information from a peer group of 13 companies approved by the Compensation Committee representing insurance, reinsurance, financial guarantee and other relevant businesses. Companies were selected based on their size relative to the Company and also on the extent to which they were facing or had faced extraordinary circumstances similar to the Company. The Company has few direct comparator organizations and requires a blend of quantitative analysis and business judgment in selecting appropriate peers. The peer group and industry group is as follows: ACE Limited, Assurant, Inc., Assured Guaranty Ltd., Axis Capital Holdings Limited, The Chubb Corporation, Cincinnati Financial Corporation, Everest Re Group, Ltd., Moody’s Corporation, Old Republic International Corporation, PartnerRe Ltd., The Progressive Corporation, Reinsurance Group of America, Incorporated and XL Group plc.

In addition, Mr. Coulter and other Directors may from time to time discuss with other large shareholders our compensation program.

The Compensation Committee met five times during 2012 and two times in February 2013, both with management and in executive sessions.

2. Compensation of Mr. Brown for 2012

Under the terms of the employment arrangement Mr. Brown entered with the Company when he rejoined the Company in February 2008, Mr. Brown received an annual salary of $500,000 and a maximum annual incentive bonus of $2,000,000 payable based on performance as determined by the Compensation Committee. He was not eligible for any LTI awards or for a change in salary during the term of this employment arrangement which lapsed on December 31, 2012. On February 18, 2013, Mr. Brown forfeited 2,925,990 shares of restricted stock of the Company that were awarded when he joined the Company in 2008 and approved at the Annual Meeting of Shareholders on May 1, 2008. The grant provided for full forfeiture of restricted stock if the Company’s common stock did not maintain an average closing share price in excess of $16.20 on each day of a consecutive 20-day period on or before February 18, 2013. Such condition was not met resulting in the forfeiture of these shares.

Mr. Brown does not have an employment or severance agreement and is not entitled to any benefits or other payments in connection with any change of control of the Company.

Mr. Brown’s salary was increased to $1,000,000 for 2013 and, as noted above, Mr. Brown requested that the Company not take any action with respect to any 2012 bonus. Mr. Brown’s base salary was adjusted to bring it in line with the market median base salary.

3. Compensation of Messrs. Chaplin, Fallon, McKiernan and Wertheim for 2012

Messrs. Chaplin, Fallon, McKiernan and Wertheim did not receive any ordinary cash bonus or LTI awards for the 2012 performance year and instead received the Retention Awards described below. For 2013, their annual base salaries and annual cash bonus opportunities will remain the same. They will not be eligible for any additional LTI stock awards for 2013 or 2014.

Messrs. Chaplin’s and Fallon’s base salaries are $750,000 and Messrs. McKiernan’s and Wertheim’s are $500,000.

Each of Mr. Chaplin’s and Mr. Fallon’s annual target cash bonus is $1,500,000, their maximum cash bonus potential is $3,375,000, and each of Mr. McKiernan’s and Mr. Wertheim’s annual target cash bonus is $1,000,000, their maximum cash bonus is $2,250,000.

4. Payout of 2008 and 2009 Deferred Cash Awards

In December 2012, the Compensation Committee recommended and the Board approved the early vesting and payment to all employees of the Company, including the eligible NEOs, in December 2012 of the cash LTI awards made on February 11, 2010 and otherwise scheduled to vest and be paid on February 28, 2013. The amounts paid to the eligible NEOs by reason of such action were: $1,125,000 million to Mr. Chaplin; $1,125,000 million to Mr. Fallon; $800,000 to Mr. Wertheim; and $225,000 to Mr. McKiernan. The Compensation Committee decided to change the date of payment for such awards in light of the uncertainty related to potential changes to individual Federal income tax rates, and to provide each of the affected employees the opportunity to keep a larger portion of the scheduled payment, with no material incremental cash cost to the Company. In addition, cash LTI awards made on February 12, 2009 were paid as scheduled on February 28, 2012.

5. Retention Awards of Messrs. Chaplin, Fallon, McKiernan and Wertheim

On December 21, 2012, the Board approved the Retention Awards for Messrs. Chaplin, Fallon, McKiernan and Wertheim, as recommended by Mr. Brown and approved and recommended by the Compensation Committee. These awards had two components: a cash award, up to 50% of which the executive may be required to pay back, and an award of restricted stock, 50% of which is subject to time-based vesting and 50% of which is subject to performance-based vesting, in each case as described in more detail below. The cash and restricted stock awards were intended to recognize the continued strong performance by each of Messrs. Chaplin, Fallon, McKiernan and Wertheim in the face of extremely challenging circumstances for the Company and the need to retain each of them to continue implementing the Company’s Transformation plan. In evaluating the Retention Awards, the Compensation Committee relied on its review of both peer data and its review of the compensation paid to the NEOs during the past five years and the recommendations of the CEO as well as the factors described below. The amount of the cash Retention Awards was based on an assessment of the appropriate amount of cash compensation for these senior executives, taking into account their position, their overall performance, the elimination of annual bonuses in 2011 and 2012, the cash compensation earned by similarly situated executives at the peer companies and the ability to claw back up to 50 percent of the cash award as described below. The amount of the restricted stock award was based on an assessment of the value of the senior executive’s current equity holdings and the desire to provide an additional long-term performance incentive.

The cash awards were as follows: Mr. Chaplin received $3.5 million; Mr. Fallon received $3.5 million; Mr. Wertheim received $2.4 million and Mr. McKiernan received $2.0 million. The executives are required to repay a portion of the cash awards in the event the executive voluntarily terminates his employment on or before December 31, 2015 without the consent of the Board, as described below. The balance is not subject to such required repayment and was intended to provide each executive with an immediate sign-on incentive to agree to the overall retention package as well as an amount that recognized their contributions to the Transformation to date, in light of the several factors outlined above. Under the terms of the cash awards, in the event any of Messrs. Chaplin, Fallon, McKiernan and Wertheim voluntarily terminates his employment with the Company on or before December 31, 2015 without the Board’s consent, he is required to repay the Company a portion of the cash award determined by multiplying one half of his cash award by a fraction, the numerator of which is the number of days from the date his employment terminates through December 31, 2015 and the denominator of which is 1,095.

The cash awards were paid by the Company and were not paid by, allocated to or reimbursed by the Company’s insurance subsidiaries.

The individual restricted stock awards made were as follows: Mr. Chaplin received 600,000 shares; Mr. Fallon received 600,000 shares; Mr. Wertheim received 400,000 shares and Mr. McKiernan received 400,000 shares. Messrs. Chaplin, Fallon, McKiernan and Wertheim will not receive any additional LTI stock awards for the 2012, 2013 and 2014 performance years.

Under the terms of the restricted stock awards, one-half of each executive’s restricted stock grant will vest on December 31, 2015 if the executive remains employed through such date, provided that these shares will become vested in connection with the occurrence of a change in control of the Company or a “qualifying termination” prior to such date. Up to an additional one-quarter of each award will vest on a pro-rata basis on the earlier to occur of December 31, 2016 or the date of a change in control of the Company in which the Company’s shares of common stock cease to be publicly traded (the “first vesting date”), if the applicable executive remains employed through the first vesting date (or he has a qualifying termination before such date), and to the extent that the “market value appreciation” criteria for these shares is satisfied as of the first vesting date. Similarly, up to the remaining one-quarter of each award will vest on a pro-rata basis on the earlier to occur of December 31, 2017 or the date of a change in control of the Company in which the Company’s shares of common stock cease to be publicly traded (the “second vesting date”), if the applicable executive remains employed through the second vesting date (or he has a qualifying termination before such date), and to the extent that the “market value appreciation” criteria for these shares is satisfied as of the second vesting date. A “qualifying termination” means a termination of an executive’s employment (a) due to his death or disability, (b) by the Company without cause, (c) due to his retirement after December 31, 2015 on at least six months’ prior notice, or (d) with the approval of the Board.

The following table sets forth the “market value appreciation” criteria for the shares subject to vesting on either of the above described vesting dates. Such criteria will be deemed satisfied in full if the average closing share price of our stock over the

60 trading days prior to the applicable vesting date exceeds $25 per share. If such 60-day average closing price is between $10.00 and $25.00 per share, the percentage of the shares that will become vested will be determined based on the following schedule, with the percentage of the shares that vests between any two values specified in the table to be determined by linear interpolation:

Fair Market Value Per Share	Percentage Vested
$10 or less	0%
$13	20%
$16	40%
$17.50	50%
$19	60%
$22	80%
$25 or more	100%

The “market value appreciation” criteria will also be deemed satisfied in full if any time after grant and on or before the relevant vesting date the market value per share of our common stock is at least $25 per share for a period of 20 consecutive trading days.

Any shares that have not vested as of the applicable vesting date will be forfeited unless otherwise approved by the Compensation Committee. In addition, the shares will (to the extent not yet vested) be forfeited upon the applicable executive’s voluntary resignation (other than in connection with a qualifying termination or as otherwise approved by the Compensation Committee) or the Company’s termination of his employment for cause.

The restricted stock awards were designed to increase the value of Messrs. Chaplin, Fallon, McKiernan and Wertheim’s equity holdings. The objective of this increase was to create an enhanced incentive to increase the value of the stock from current levels, thereby providing shareholders with meaningful returns, and rewarding the senior executives for achievement in difficult circumstances and also to assure retention of these senior executives during the next critical years for the Company.

6. Consideration of 2012 Say on Pay votes

The Compensation Committee reviewed the vote on the Say on Pay proposals at the 2012 Annual Meeting of Shareholders with respect to Mr. Brown’s and the other NEOs’ compensation for 2011. At the 2012 Annual Meeting of Shareholders, over 99% of the shares voted were voted in support of the compensation paid to Mr. Brown and the other NEOs.

Based on the results of the 2012 Say on Pay votes and conversations with shareholders, the Compensation Committee and the Board concluded that the compensation paid to Mr. Brown and the other NEOs and the Company’s overall pay practices enjoy strong shareholder support and do not require revision to address any shareholder concerns. As described above, however, for 2012 the Compensation Committee deviated from its normal practice of awarding an annual cash bonus and LTI award to Messrs. Brown, Chaplin, Fallon, McKiernan and Wertheim and instead made the one-time Retention Awards to Messrs. Chaplin, Fallon, McKiernan and Wertheim. The Compensation Committee and the Board acknowledge that not paying the NEOs annual bonuses and LTI in 2011 and 2012, reflecting the views of the NYSDFS, coupled with the Retention Awards will create some confusion and expressly recognizes that the proxy services will have difficulty in using their standard analytical approach. Nonetheless, the Compensation Committee felt strongly that the Company needed to recognize the past performance of the senior team and create strong incentives for them to stay in place for the next several years.

7. Analysis of the compensation awarded and realized by the Company’s NEOs over the period 2008 through 2012

The SEC rules for disclosing executive compensation have been very positive and have brought consistent and transparent disclosures that enable investors to understand how boards decide on appropriate compensation levels for their most senior executives. Occasionally unique situations arise that require additional views of compensation that can assist investors in their understanding of those decisions and the compensation paid to executives. We believe that our decision not to pay annual performance bonuses for the 2011 and 2012 performance years and instead grant the Retention Awards has made understanding the “Summary compensation table for 2012” set forth below (the “Summary compensation table”) even more difficult this year. In order to give investors a more fulsome and transparent disclosure and understanding of our compensation actions in 2012, we are providing below both a one-year look at how the Compensation Committee viewed the compensation decisions made in 2012 as compared to how they get reported in the Summary compensation table and a historical five-year comparison of the amount of compensation reported at the time of grant versus what has actually been realized with and without the value of outstanding cash and equity grants.

Comparison of 2012 compensation actions for the NEOs to compensation reported in the Summary compensation table for 2012

The following table illustrates two views of compensation for 2012, which includes: (a) the compensation actions taken by the Compensation Committee in 2012 and (b) the compensation included in the Summary compensation table under the SEC reporting rules.

While some elements of compensation under both views are the same, there are differences in the timing of when certain compensation is included, as set forth below. The reported view of compensation for 2012 set forth in the Summary compensation table includes deferred cash LTI awards for performance years 2008 and 2009 and paid in 2012 because under the SEC rules these awards are reported in the Summary compensation table when paid. The amounts reported in the Summary compensation table also include the full grant value of restricted stock granted in December 2012.

The Compensation Committee’s view excludes the 2008 and 2009 deferred cash LTI awards because these awards were included in total compensation for the performance year when granted. Also, the amounts shown for the retention cash awards under the Compensation Committee’s view represent an annualized value because the award is subject to a requirement that the executive pay back a pro-rata portion in the event that the NEO voluntarily terminates his employment on or before December 31, 2015 without the consent of the Board. In addition, under the Compensation Committee’s view, the amounts shown for the December 2012 restricted stock awards represent an annualized value of the restricted stock because these stock awards are the only LTI to be received by Messrs. Chaplin, Fallon, McKiernan and Wertheim for the 2012, 2013 and 2014 performance years if each continues to provide services to the Company at least until the end of 2015. Finally, the value of the Retention Awards is annualized because they are one-time awards.

The last column in the table below shows total compensation for 2011 as disclosed in last year’s proxy. With the exception of Mr. McKiernan, the total 2011 compensation is lower than would have been expected based on 2011 performance as it reflects the decision by the Company to not pay annual bonuses or make long-term equity awards at the request of the NYSDFS.

Comparison of (a) Compensation Committee’s view of 2012 compensation awarded and (b) compensation as reported in the Summary compensation table

Executive	Salary ($)	Bonus ($)	Retention cash awards ($) (1)	Stock awards ($) (2)	Non-equity incentive plan compen- sation ($)	All other compen- sation ($)	2012 Total compen- sation ($)	2011 Total compen- sation ($)
(a) Joseph W. Brown	500,000	-	-	-	0	175,000	675,000	700,000
(b) Joseph W. Brown	500,000	-	-	-	0	175,000	675,000	700,000
(a) C. Edward Chaplin	750,000	-	1,166,667	1,421,335	0	187,500	3,525,502	1,107,031
(b) C. Edward Chaplin	750,000	5,525,000	-	4,264,005	0	187,500	10,726,506	1,107,031
(a) William C. Fallon	750,000	-	1,166,667	1,421,335	0	187,500	3,525,502	960,938
(b) William C. Fallon	750,000	5,525,000	-	4,264,005	0	187,500	10,726,506	960,938
(a) Ram D. Wertheim	500,000	-	800,000	947,557	0	142,500	2,390,057	649,375
(b) Ram D. Wertheim	500,000	3,800,000	-	2,842,670	0	142,500	7,285,170	649,375
(a) Anthony McKiernan	500,000	-	666,667	1,947,557	0	217,500	3,331,724	3,326,500
(b) Anthony McKiernan	500,000	2,338,750	-	3,842,670	0	217,500	6,898,920	2,677,580

(1)	The amounts shown under the Compensation Committee’s view for the retention cash awards paid in December 2012 represent an annualized value, which is estimated as one-third of the award value. These amounts reflect that the award is subject to a requirement that the NEO pay back a pro-rata portion in the event that the NEO voluntarily terminates his employment on or before December 31, 2015 (a three-year period) without the consent of the Board.

(2)	The amounts shown under the Compensation Committee’s view for the restricted stock granted in December 2012 represent an annualized award value, which is estimated as one-third of the grant date fair value as reported in the “Grants of plan-based awards in 2012” table. Messrs. Chaplin, Fallon, Wertheim and McKiernan will not receive any additional LTI stock awards for performance years 2012, 2013 and 2014.

Comparison of 2008 through 2012 realized compensation to reported compensation

In addition to explaining how the Company calculated and valued the compensation decisions made in 2012, we also believe it is useful to look at the reported compensation from the Summary compensation table for the past five years in comparison to what the individual executives have realized during that time period. To supplement the SEC required disclosure, we have included the additional table below, which illustrates the difference between compensation actually realized by each NEO as reported on the executive’s W-2 form and pay shown in the Summary compensation table, for each of the years shown.

Executive	Year	Realized Compensation (1)	Reported Compensation (2)	Realized as a % of Reported
Joseph W. Brown	2012	430,797	675,000
	2011	2,050,600	700,000
	2010	2,273,197	2,459,514
	2009	894,516	5,167,360
	2008	856,950	13,773,633
Five-year Average		1,301,212	4,555,101	29%
C. Edward Chaplin	2012	6,190,245	10,726,506
	2011	1,386,548	1,107,031
	2010	1,327,301	4,209,447
	2009	3,216,449	3,859,748
	2008	1,999,607	4,835,381
Five-year Average		2,824,030	4,947,623	57%
William C. Fallon	2012	6,194,265	10,726,506
	2011	1,523,268	960,938
	2010	1,125,529	4,182,484
	2009	2,519,605	3,661,679
	2008	1,878,731	4,793,715
Five-year Average		2,648,280	4,865,064	54%
Ram D. Wertheim	2012	4,261,432	7,285,170
	2011	1,097,447	649,375
	2010	953,209	2,063,954
	2009	3,723,458	2,281,503
	2008	1,246,753	2,805,649
Five-year Average		2,256,460	3,017,130	75%
Anthony McKiernan	2012	4,358,703	6,898,920
	2011	985,246	2,677,580
	2010	698,806	1,657,425
	2009	1,203,750	1,337,464
	2008	1,020,687	1,218,562
Five-year Average		1,653,438	2,757,990	60%

(1)	Realized is compensation actually received by the NEOs during the year as reported on the NEOs’ W-2 forms. Realized compensation includes salary, cash bonus, payouts of previously granted cash LTI, net spread on stock option exercises, market value at vesting of previously granted restricted stock, non-qualified retirement distributions and any other compensation amounts realized during the year. It excludes the value of new/unvested equity awards and deferred cash LTI and other amounts that may not actually be received until a future date.

(2)	Reported is total compensation shown in the “MBIA Inc. Summary compensation table” for each applicable year and is based on then applicable current SEC reporting rules.

Given that a significant amount of each executive’s compensation includes long-term equity awards, the fact that realized compensation is substantially below reported is the expected result as the equity performance over the five-year period has substantially fallen short of targeted levels. Although this is not the desired result, it is consistent with our philosophy that the executive team rewards are properly aligned with long-term returns for shareholders. The average amount of realized compensation was reviewed by the Compensation Committee and compared to peer data to assist in determining the amounts of the Retention Awards that were granted in December 2012, the cash portion of which is included above as realized compensation for 2012.

2008 through 2012 realized and realizable total compensation as of December 31, 2012

Although the comparison of realized versus reported compensation discussed above provides a better view of actual compensation over the five-year period, we believe it is also useful to add the current value of granted cash and equity awards to see a complete view of total realized and outstanding compensation as viewed by both the Company and the executives. The following table adds in one-fifth of the outstanding value of existing cash and equity grants to each executive’s average realizable compensation.

Executive	Average Realized Compensation (1)	Outstanding Deferred Cash (2)	Outstanding Equity (3)	Average Total Compensation
Joseph W. Brown	1,301,212	0	0	1,301,212
C. Edward Chaplin	2,824,030	200,000	1,360,400	4,384,430
William C. Fallon	2,648,280	200,000	1,360,400	4,208,680
Ram D. Wertheim	2,256,460	135,000	617,500	3,008,960
Anthony McKiernan	1,653,438	94,472	673,923	2,421,832

(1)	Dollar amounts shown represent a five-year average of realized compensation as reported on each NEO’s W-2 for years 2008-2012.

(2)	Dollar amounts represent one-fifth of the outstanding deferred cash LTI values. Amounts were pro-rated to reflect an average value over a five-year period.

(3)	Dollar amounts represent one-fifth of the outstanding equity fair value assuming a share price of $7.85, which was the closing share price on December 31, 2012. Outstanding equity includes in-the-money value of stock options and the fair value of restricted stock. Amounts were pro-rated to reflect an average value over a five-year period.

The Company believes its compensation plans have both worked as intended and are consistent with the Company’s objective to design programs that attract, retain and motivate our executives. Given the challenges that remain, the decision to create Retention Awards in December 2012 recognizes the progress the Company has achieved over the past five years and the need to retain the senior executive team for at least the next three years.

8. Clawback

In February 2013, the Company adopted a Clawback Policy in order to further continue and promote ethical behavior and accountability with respect to the accuracy of financial reporting. Under the Clawback Policy, the Compensation Committee has the discretion to clawback certain incentive compensation from Covered Executives (as defined below) in the event of a restatement of the Company’s GAAP financial statements (a “Restatement”). The Clawback Policy applies to any NEO and all other executives with the title of Managing Director or above (“Covered Executives”) who had the title of Managing Director and above at the time of any Restatement or at any time during the three-year period preceding the Restatement, whether or not employed at the time of the Restatement.

Under the Clawback Policy, the Compensation Committee, in its sole discretion, can require that any Covered Executive repay or forfeit in part or in full any bonus paid and other long-term incentives granted to such Covered Executive, whether in the form of cash or in the form of an equity award, on or after January 1, 2010 if (i) the Company issues a material Restatement and (ii) the Compensation Committee determines that the amount of compensation paid to any such Covered Executive would have been lower under the restated financial statements. The amount of incentive compensation to be repaid or forfeited by any Covered Executive will be determined by the Compensation Committee, in its sole discretion, to reflect the difference between the amount of cash or equity grants (whether then held or not by the Covered Executive) that was paid or granted to the Covered Executive and the amount of cash or equity grants that would have been paid or granted to such executive under the restated financial statements. The Compensation Committee can consider all factors it deems relevant in determining any compensation amounts to be repaid or forfeited.

The Company will review and, if necessary, revise the existing policy to comply with any final regulations adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 relating to clawbacks of executive compensation. In addition, the Company will review the policy from time to time with the Compensation Committee and recommend changes to reflect best practices or other factors that the Company or the Compensation Committee deems appropriate.

The policy covers all compensation paid or awarded after January 1, 2010.

9. Stock ownership guidelines; stock holding periods; no hedging policy

Stock ownership guidelines. The Company has stock ownership guidelines to align senior management’s interests with those of our shareholders. Under these guidelines, our Chief Executive Officer is expected to own Company stock with a value equal to seven times his annual salary, and each of the other NEOs are expected to own Company stock worth approximately three or four times their respective annual salaries, depending on their job and title. This includes stock owned directly and stock held in retirement plans, and does not include the value of unvested restricted stock or unvested stock options but will include the after-tax value of vested stock options based on the market price of the Company’s stock.

Stock holding periods. Once the ownership guidelines are met, the guidelines permit the NEOs to divest 25% of any excess above guidelines during any 12-month period while they are still employed by the Company. Upon termination from the Company, the guidelines permit the NEOs to sell one-third of their holdings immediately, one-third a year after termination and the final third two years after termination. Mr. Brown is not subject to any restrictions on the sale of stock.

No hedging policy. The Company’s Insider Trading Policy prohibits Directors, officers and employees from engaging in short sales or transactions involving puts, calls and other types of options in the Company’s securities, including equity swaps and similar derivative transactions.

10. Pension plans, benefit plans and executive perquisites

The Company’s executives enjoy the same benefits as our general employee population. This includes participation in the Company’s healthcare benefits, where the Company shares in the cost of employee health insurance coverage; supplemental disability insurance to bring the income replacement benefit to a level equivalent to 70% of base salary; and contributions to defined contribution retirement programs based on a stated percentage of the employee’s compensation.

Our retirement program includes two qualified defined contribution plans and a non-qualified retirement plan. We do not maintain any defined benefit retirement plans. The qualified retirement plans include (subject to IRS limitations) (i) a money-purchase pension plan whereby the Company contributes each year an amount equal to 10% of earned salary and annual bonus and (ii) a 401(k) plan whereby plan participants can contribute up to 25% of earned salary and annual bonus on a pre-tax basis, with the Company matching participants’ contributions up to 5% of earned salary and annual bonus. All employees, including executives, receive the same Company contribution percentages. The Company’s non-qualified deferred compensation and excess benefit retirement plan provides participants with benefits that are in excess of those amounts that can be provided within the qualified plans or that otherwise do not meet IRS requirements. Participant contributions to this plan are tax deferred until the time of distribution. The Company gives executives the benefit of this non-qualified plan because we believe that all eligible employees should receive proportionate contributions to their pension and retirement plans. Beginning with the 2009 plan year, non-qualified plan participants have only been able to receive Company contributions based on aggregate salary and bonus compensation of up to $1.5 million. Prior to 2009, there was no cap on eligible compensation. In 2012, the cap on the Company match contributions was removed but the Company pension contribution remains subject to the compensation cap of $1.5 million.

The Company does not provide any perquisites to its executives. The Company also does not provide any perquisites in connection with any severance or retirement agreements.

11. Tax and accounting aspects of executive compensation

When we designed our executive compensation plans and programs, we considered the tax and accounting implications of these awards. The accounting costs associated with stock options was one of several factors that led us to reevaluate the nature of our LTI awards. Our plans have generally been designed so that amounts paid under the plans are deductible for Federal income tax purposes despite the limits imposed under Section 162(m) of the Code, including by qualifying the compensation payable under such plans as “performance-based compensation” within the meaning of Section 162(m) of the Code or by paying compensation that does not materially exceed the $1 million annual cap imposed by Section 162(m) of the Code. Although we believe that tax deductibility is an important factor in making compensation decisions, we reserve the right to pay amounts that are not deductible in specific circumstances. Where relevant, we have also designed our plans and programs to comply with, or to be exempt from the application of, Section 409A of the Code.

As described above, in light of the Compensation Committee’s determination that it was critical to retain Messrs. Chaplin, Fallon, McKiernan and Wertheim for at least three years to continue leading the Company through the completion of its “Transformation,” the Compensation Committee decided to recommend to the Board approval of the Retention Awards even though a significant portion of the Retention Awards is not deductible under Section 162(m) of the Code.

12. Change of control, termination and retirement arrangements

In November 2006, the Compensation Committee adopted, and the Board approved, a Key Employee Employment Protection Plan (the “KEEP Plan”), which superseded any existing employment protection agreements. All of the NEOs, except for Messrs. Brown and McKiernan, are covered under the KEEP Plan. Its purpose is to assure the Company of the services of key executives during a change in ownership or control of the Company, and to provide these executives with financial assurances so they can focus on their responsibilities without distraction and can exercise their judgment without bias due to personal circumstances. The terms and conditions of the KEEP Plan compare in many respects to the individual agreements it replaced, but the terms that were applicable under those agreements were modified to reflect current market practices as recommended by Frederick W. Cook & Co., Inc., the Compensation Committee’s compensation consultant at the time. The net effect of these revisions was to lower the level of benefits that would be payable to the covered executives in the event of a change of control.

Mr. Brown is not eligible for the KEEP Plan. The Company does not intend to cover any other executives under the KEEP Plan in the future.

In addition to the KEEP Plan, the Company’s compensation and benefit plans provide certain compensation payments and benefits due to retirement and under various other termination events, which are described under “Executive compensation tables—Potential payments upon termination or change of control as of December 31, 2012.”

Compensation and Governance Committee report

The Compensation and Governance Committee has reviewed the Compensation discussion and analysis (“CD&A”) set forth above and has discussed the disclosures contained therein with key members of the Company’s management team including the Chief Executive Officer and the Chief Operating Officer. Based on our knowledge of the Company’s compensation program, we believe that the CD&A fairly and accurately discloses the practices, policies and objectives of the Company with respect to executive compensation for the year 2012. Based upon this review and discussion, we have recommended to the Company’s Board of Directors that the CD&A as presented to us be included in this proxy statement and in the Company’s Form 10-K filing with the Securities and Exchange Commission.

Date: February 21, 2013

The Compensation and Governance Committee

Mr. David A. Coulter, Chair

Ms. Maryann Bruce

Mr. Steven J. Gilbert

Mr. Daniel P. Kearney

Mr. Richard C. Vaughan

Executive compensation tables

MBIA Inc.

Summary compensation table for 2012

Name & principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d) (1)	Stock awards ($) (e) (2)	Option awards ($) (f)	Non equity incentive plan compen- sation ($) (g)	Change in pension value and non-qualified deferred compen- sation earnings ($) (h) (3)	All other compen- sation ($) (i) (4)	Total compen- sation ($) (j)
Joseph W. Brown	2012	500,000	-	-	-	0	-	175,000	675,000
Chief Executive Officer	2011	500,000	-	-	-	0	-	200,000	700,000
	2010	500,000	-	-	-	1,800,000	9,514	150,000	2,459,514

C. Edward Chaplin	2012	750,000	5,525,000	4,264,005	-	0	-	187,500	10,726,506
President, Chief Financial Officer and Chief Administrative Officer	2011	750,000	-	-	-	0	-	357,031	1,107,031
	2010	750,000	-	1,515,000	757,680	850,000	2,626	334,141	4,209,447

William C. Fallon	2012	750,000	5,525,000	4,264,005	-	0	-	187,500	10,726,506
President and Chief	2011	750,000	-	-	-	0	-	210,938	960,938
Operating Officer	2010	750,000	-	1,515,000	757,680	950,000	1,835	207,969	4,182,484

Ram D. Wertheim	2012	500,000	3,800,000	2,842,670	-	0	-	142,500	7,285,170
Executive Vice President, Chief Legal	2011	500,000	-	-	-	0	-	149,375	649,375
Officer and Secretary	2010	500,000	-	-	757,680	675,000	128	131,146	2,063,954

Anthony McKiernan	2012	500,000	2,338,750	3,842,670	-	0	-	217,500	6,898,920
Executive Vice President and Chief	2011	450,000	-	351,080	-	1,750,000	-	126,500	2,677,580
Portfolio Officer	2010	390,000	-	-	568,260	600,000	406	98,759	1,657,425

1	The amounts shown represent cash payments in 2012 and include the following awards: (i) a cash LTI award granted in February 2009 (for the 2008 performance year) with payment made in February 2012, (ii) a cash LTI award granted in February 2010 (for the 2009 performance year), originally scheduled to be paid in February 2013, with payment made in December 2012 upon approval from the Board and (iii) the payment of a cash Retention Award in December 2012 up to 50% of which the NEO may be required to pay back in the event that the NEO voluntarily terminates his employment on or before December 31, 2015 without the consent of the Board. The table below shows the individual cash award amounts for each of the NEOs.

Name	2008 Deferred Cash LTI ($)	2009 Deferred Cash LTI ($)	Cash Retention ($)	Total ($)
Joseph W. Brown	0	0	0	0
C. Edward Chaplin	900,000	1,125,000	3,500,000	5,525,000
William C. Fallon	900,000	1,125,000	3,500,000	5,525,000
Ram D. Wertheim	600,000	800,000	2,400,000	3,800,000
Anthony McKiernan	113,750	225,000	2,000,000	2,338,750

2	The amounts shown represent the grant date value of restricted shares granted in 2012 in accordance with FASB Topic 718, except that no discount has been taken with respect to any service vesting award in respect of the risk that such award could be forfeited. For a description of stock valuation assumptions, see Note 16 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. See the “Grants of plan-based awards in 2012” table below for award details.

3	MBIA does not maintain a qualified or non-qualified defined benefit retirement plan. The Company does maintain a non-qualified defined contribution retirement plan. MBIA contributes amounts to this plan that it is precluded from contributing to the money-purchase pension and 401(k) plans because of Internal Revenue Code limitations. Assets under this plan are participant-directed and employee account balances and contributions are subject to market-based returns.

4	The amounts shown consist of Company contributions made in 2012 to the qualified money-purchase pension and 401(k) plans, and Company contributions made in 2012 to the non-qualified retirement plan. There were no dividends paid in 2012 on unvested restricted stock. There were no perquisites paid on behalf of the NEOs in 2012 that exceeded $10,000. See the “All other compensation” table below for contribution details.

All other compensation

(Column (i) in the Summary compensation table for 2012)

Name	Company qualified contributions in 2012 ($)	Company non- qualified contributions in 2012 ($)	All other compensation in 2012 ($)
Joseph W. Brown	28,917	146,083	175,000
C. Edward Chaplin	31,438	156,062	187,500
William C. Fallon	33,688	153,812	187,500
Ram D. Wertheim	32,750	109,750	142,500
Anthony McKiernan	32,750	184,750	217,500

MBIA Inc.

Grants of plan-based awards in 2012

Name (a)	Grant date (b)	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares/ units (#) (i) (4)	All other option awards: number of securities underlying options (#) (j)	Exercise or base price of option awards ($/share) (k)	Grant date fair value of stock and option awards ($) (l) (5)
		Thresh- old ($) (c)	Target ($) (d) (1)	Maximum ($) (e) (2)	Thresh- old (#) (f) (3)	Target (#) (g) (3)	Maximum (#) (h) (3)
Joseph W. Brown	-	0	-	2,000,000	-	-	-	-	-	-	-
C. Edward Chaplin	-	0	1,500,000	3,375,000	-	-	-	-	-	-	-
	Dec 21, 2012	-	-	-	-	300,000	300,000	-	-	-	1,912,005
	Dec 21, 2012	-	-	-	-	-	-	300,000	-	-	2,352,000
William C. Fallon	-	0	1,500,000	3,375,000	-	-	-	-	-	-	-
	Dec 21, 2012	-	-	-	-	300,000	300,000	-	-	-	1,912,005
	Dec 21, 2012	-	-	-	-	-	-	300,000	-	-	2,352,000
Ram D. Wertheim	-	0	1,000,000	2,250,000	-	-	-	-	-	-	-
	Dec 21, 2012	-	-	-	-	200,000	200,000	-	-	-	1,274,670
	Dec 21, 2012	-	-	-	-	-	-	200,000	-	-	1,568,000
Anthony McKiernan	-	0	1,000,000	2,250,000	-	-	-	-	-	-	-
	Mar 2, 2012	-	-	-	-	-	-	97,752	-	-	1,000,000
	Dec 21, 2012	-	-	-	-	200,000	200,000	-	-	-	1,274,670
	Dec 21, 2012	-	-	-	-	-	-	200,000	-	-	1,568,000

1	The amounts shown represent the 2012 cash performance bonus target opportunity for each of the NEOs, except Mr. Brown, and do not reflect the actual payment of any bonus to the NEOs for 2012. No amount was paid in respect of 2012 bonuses, which is reflected in the “Summary compensation table for 2012” under column (g).

2	The amounts shown represent 2012 cash performance bonus maximum opportunity for each of the NEOs as determined by the achievement of Company objectives set forth at the beginning of the year and individual performance. For Mr. Brown the maximum bonus is $2.0 million. For the other NEOs the maximum reflects a bonus opportunity ranging from 0% up to 225% of target.

3	On December 21, 2012, the Board approved the Retention Awards for Messrs. Chaplin, Fallon, Wertheim and McKiernan. These awards had two components: a cash award and an award of restricted stock. The individual restricted stock awards made were as follows: Mr. Chaplin received 600,000 shares; Mr. Fallon received 600,000 shares; Mr. Wertheim received 400,000 shares; and Mr. McKiernan received 400,000 shares. Each such executive will not receive any additional LTI stock awards for the 2012, 2013 and 2014 performance years. One-half of each NEO’s restricted stock award will vest on December 31, 2015, which is described in Footnote 4. The other half of the stock award is subject to the following conditions. Up to an additional one-quarter of each award will vest on a pro-rata basis on the earlier to occur of December 31, 2016 or the date of a change in control of the Company in which the Company’s shares of common stock cease to be publicly traded (the “first vesting date”), if the applicable NEO remains employed through the first vesting date (or he has a “qualifying termination” before such date), and to the extent that the “market value appreciation” criteria for these shares is satisfied as of the first vesting date. Similarly, up to the remaining one quarter of each award will vest on a pro-rata basis on the earlier to occur of December 31, 2017 or the date of a change in control of the Company in which the Company’s shares of common stock cease to be publicly traded (the “second vesting date”), if the applicable executive remains employed through the second vesting date (or he has a “qualifying termination” before such date), and to the extent that the “market value appreciation” criteria for these shares is satisfied as of the second vesting date. On either of the above described vesting dates, “market value appreciation” will be deemed satisfied in full if the average closing share price of our stock over the 60 trading days prior to the applicable vesting date exceeds $25 per share. If such 60-day average closing price is between $10 and $25 per share, the percentage of shares that will become vested will be determined by linear interpolation. The “market value appreciation” will also be deemed satisfied in full if any time after the grant date and on or before the relevant vesting date the market value per share of our stock is at least $25 per share for a period of 20 consecutive trading days.

4.	In connection with the December 21, 2012 Retention Awards described in Footnote 3 for Messrs. Chaplin, Fallon, Wertheim and McKiernan; the number of shares shown for each NEO will vest on December 31, 2015 if the NEO remains employed through such date provided that these shares will become vested in connection with the occurrence of a change in control of the Company or a “qualifying termination” prior to such date. With respect to Mr. McKiernan, on February 7, 2012 the Compensation Committee approved an award of restricted stock with a grant date of March 2, 2012, which was two business days after the release of the Company’s financial results for 2011. These shares will become fully vested on March 2, 2017.

5	The amount shown reflects the grant date value of the equity award listed in the table as determined in accordance with FASB Topic 718, except that no discount has been taken with respect to any service vesting award in respect of the risk that such award could be forfeited. For a full description of the valuation assumptions, see Note 16 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

MBIA Inc.

Outstanding equity awards as of December 31, 2012

	Option awards						Stock awards
Name (a)	Number of securities underlying unexercised options exercisable (#) (b)	Number of securities underlying unexercised options unexercisable (#) (c)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#) (d)		Option exercise price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (h) (1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (j)
Joseph W. Brown	-	-	-		-	-	-	-	1,634,000(2)	0
	-	-	-		-	-	-	-	1,291,990(2)	0
C. Edward Chaplin	37,500	-	-		57.51	June 26, 2016	-	-	-	-
	-	-	400,000(3)		12.50	Mar. 28, 2015	-	-	-	-
	-	400,000(4)	-		4.02	Feb. 12, 2016	-	-	-	-
	-	200,000(5)	-		5.05	Mar. 4, 2017	-	-	-	-
	-	-	-		-	-	300,000(6)	2,355,000	-	-
	-	-	-		-	-	300,000(7)	2,355,000	-	-
	-	-	-		-	-	-	-	300,000(8)	0
William C. Fallon	60,000	-	-		60.22	July 25, 2015	-	-	-	-
	-	-	400,000	(3)	12.50	Mar. 28, 2015	-	-	-	-
	-	400,000(4)	-		4.02	Feb. 12, 2016	-	-	-	-
	-	200,000(5)	-		5.05	Mar. 4, 2017	-	-	-	-
	-	-	-		-	-	300,000(6)	2,355,000	-	-
	-	-	-		-	-	300,000(7)	2,355,000	-	-
	-	-	-		-	-	-	-	300,000(8)	0
Ram D. Wertheim	22,500	-	-		36.69	Feb 12, 2013	-	-	-	-
	30,000	-	-		64.84	Feb 10, 2014	-	-	-	-
	30,000	-	-		58.84	Feb. 16, 2015	-	-	-	-
	-	-	200,000	(3)	12.50	Mar. 28, 2015	-	-	-	-
	-	250,000(4)	-		4.02	Feb. 12, 2016	-	-	-	-
	-	200,000(5)	-		5.05	Mar. 4, 2017	-	-	-	-
	-	-	-		-	-	200,000(7)	1,570,000	-	-
	-	-	-		-	-	-	-	200,000(8)	0
Anthony McKiernan	1,250	-	-		36.69	Feb 12, 2013	-	-	-	-
	1,500	-	-		64.84	Feb 10, 2014	-	-	-	-
	-	50,000(4)	-		4.02	Feb 12, 2016	-	-	-	-
	-	150,000(5)	-		5.05	Mar. 4, 2017	-	-	-	-
	-	-	-		-	-	8,000(9)	62,800	-	-
	-	-	-		-	-	12,100(10)	94,985	-	-
	-	-	-		-	-	33,500(11)	262,975	-	-
	-	-	-		-	-	97,752(12)	767,353	-	-
	-	-	-		-	-	200,000(7)	1,570,000	-	-
	-	-	-		-	-	-	-	200,000(8)	0

1	The amounts shown represent time-based restricted stock based on $7.85 per share, the closing fair market value of the shares on December 31, 2012.

2	Restricted stock will vest on or before February 18, 2013 only if the Company’s average closing share price over a 20 business day period equals or exceeds $40. If the stock price does not achieve this level prior to February 18, 2013, the shares subject to these awards will vest, if at all, on February 18, 2013, on a pro-rata basis by linear interpolation, to the extent that the average closing share price over the prior 20 business days is between $16.20 and $40.00 per share. In addition to no value as of December 31, 2012, on February 18, 2013 no shares were earned and the award was forfeited because the performance criteria were not met.

3	Stock options will vest on or before March 28, 2013 only if the Company’s average closing share price over a 20 business day period equals or exceeds $40. If the stock price does not achieve this level prior to March 28, 2013, the options subject to these awards will vest, if at all, on March 28, 2013, on a pro-rata basis by linear interpolation, to the extent that the average closing share price over the prior 20 business days is between $16.20 and $40.00 per share.

4	Stock options will fully vest on February 12, 2014.

5	Stock options will fully vest on March 4, 2015.

6	Restricted stock will vest in equal installments on the third, fourth and fifth anniversary of the date of grant, which was March 4, 2010.

7	Restricted stock is one-half of the Retention Award granted on December 21, 2012 (see footnote 8 below for the other half of the award). The restricted stock will vest on December 31, 2015 if the NEO remains employed through such date provided that these shares will become vested in connection with the occurrence of a change in control of the Company or a qualifying termination prior to such date.

8	Restricted stock is one-half of the Retention Award granted on December 21, 2012 (see footnote 7 above for the other half of the award). Restricted stock will vest up to an additional one-quarter of the aggregate award on a pro-rata basis on the earlier to occur of December 31, 2016 or the date of a change in control of the Company in which the Company’s shares of common stock cease to be publicly traded (the “first vesting date”), if the applicable NEO remains employed through the first vesting date (or he has a “qualifying termination” before such date), and to the extent that the “market value appreciation” criteria for these shares is satisfied as of the first vesting date. Similarly, up to the remaining one quarter of the aggregate award will vest on a pro-rata basis on the earlier to occur of December 31, 2017 or the date of a change in control of the Company in which the Company’s shares of common stock cease to be publicly traded (the “second vesting date”), if the applicable executive remains employed through the second vesting date (or he has a “qualifying termination” before such date), and to the extent that the “market value appreciation” criteria for these shares is satisfied as of the second vesting date. On either of the above described vesting dates, “market value appreciation” will be deemed satisfied in full if the average closing price of our stock over 60 trading days prior to the applicable vesting date exceeds $25 per share. If such 60-day average closing price is between $10 and $25 per share, the percentage of shares that will become vested will be determined by linear interpolation. The “market value appreciation” will also be deemed satisfied in full if any time after the grant date and on or before the relevant vesting date the market value per share of our stock is at least $25 per share for a period of 20 consecutive trading days. The market value for these shares shown under column (j) reflects no value as of December 31, 2012 because the “market value appreciation” was not satisfied.

9	Restricted stock will fully vest on March 28, 2013.

10	Restricted stock will fully vest on February 12, 2014.

11	Restricted stock will fully vest on March 4, 2016.

12	Restricted stock will fully vest on March 2, 2017.

MBIA Inc.

Option exercises and stock vested in 2012

	Option awards		Stock awards
Name (a)	Number of shares acquired on exercise (#) (b)	Value realized on exercise ($) (c)	Number of shares acquired on vesting (#) (d)	Value realized on vesting ($) (e)
Joseph W. Brown	0	0	0	0
C. Edward Chaplin	0	0	0	0
William C. Fallon	0	0	0	0
Ram D. Wertheim	0	0	0	0
Anthony McKiernan	0	0	0	0

MBIA Inc.

Non-qualified deferred compensation in 2012

Name (a)	Executive contributions in 2012 ($) (b) (1)	Company contributions in 2012 ($) (c) (1)	Earnings (Losses) in 2012 ($) (d) (2)	Withdrawals/ distributions ($) (e) (3)	Balance as of 12/31/12 ($) (f)
Joseph W. Brown	33,000	146,083	(747,849)	565,273	3,099,902
C. Edward Chaplin	58,000	156,062	(93,398)	-	1,275,904
William C. Fallon	58,000	153,812	(168,172)	-	1,686,636
Ram D. Wertheim	8,000	109,750	9,198	-	371,044
Anthony McKiernan	208,000	184,750	(18,621)	-	762,543

1	MBIA maintains a non-qualified defined contribution retirement plan. Under this plan, MBIA contributes amounts that it is precluded from contributing to the money-purchase pension and 401(k) plans because of Internal Revenue Code limitations. The amounts contributed include both Company and NEO contributions. NEOs become fully vested in Company contributions on the fifth year of participation in the plan. Beginning in 2009, Company contributions under the plan, which includes excess money-purchase pension and Company matching contributions, were capped based on an eligible annual compensation limit of $1.5 million. In 2012, the cap on the Company matching contributions was removed but the Company money-purchase pension contribution remained subject to the compensation cap of $1.5 million. The NEO contribution amounts are included in the salary and performance bonus as reported in the “Summary compensation table for 2012” under columns (c) and (g) respectively. The Company contribution amounts are included in all other compensation as reported in the “Summary compensation table for 2012” under column (i).

2	Assets under this plan are participant-directed and employee account balances and contributions are subject to market-based returns. Plan participants may self-direct their investments among multiple investment options that generally mirror the 401(k) plan, including the MBIA Inc. Common Stock Fund. The earnings (losses) shown represent the change in market value in 2012, including any dividends and interest earned, which was reduced by any transaction fees incurred during the year. These amounts are not included in the “Summary compensation table for 2012” under column (h) because earnings were not preferential or above market.

3	Distributions may occur following termination of employment in accordance with the requirements of Section 409A of the Internal Revenue Code. Such distributions may be received as a lump sum payment or in annual installments up to 10 years. For Mr. Brown, in connection with his retirement in 2007, the amount shown represents an installment distribution on amounts deferred prior to his retirement.

Potential payments upon termination or change in control as of December 31, 2012

The Company’s compensation and benefit plans provide certain compensation payments and benefits under various termination events. The following summaries describe potential compensation and benefits payable to the NEOs upon termination of employment under the following events: (a) involuntary (not for cause) or constructive termination following a change in control, (b) retirement, (c) involuntary (not for cause) and constructive termination (voluntary termination for good reason), (d) voluntary termination, and (e) death or disability.

In general, employees participating in the compensation and benefit plans are treated similarly with respect to the various termination scenarios. Differences may apply where NEOs are covered under individual agreements (e.g., change in control agreements). Following the narrative are tables with estimated dollar values associated with these payments and benefits for each NEO.

Individual Agreements. Mr. Brown does not have an employment agreement or severance agreement and is not entitled to any benefits or other payments in connection with any change of control of the Company.

(a) Involuntary (not for cause) and constructive termination following a change in control. On November 8, 2006, the Company adopted the Key Employee Employment Protection Plan (the “KEEP Plan”), which superseded any existing employment protection agreements. Its purpose is to assure the Company of the services of key executives during a change in control of the Company, and to provide these executives with financial assurances so they can focus on their responsibilities without distraction and can exercise their judgment without bias due to personal circumstances. The KEEP Plan covers Messrs. Chaplin, Fallon and Wertheim.

On February 27, 2007, the Company adopted an amendment to the KEEP Plan. A copy of the amended KEEP Plan and a form of an individual agreement has been filed as Exhibit 10.80 and Exhibit 10.81, respectively, to the Company’s Form 10-K filed on March 1, 2007. The Company adopted another amendment on February 22, 2010 to the KEEP Plan. At the time the plan was approved, the Company did not award time-based deferred cash awards, and the KEEP Plan did not contain any reference to the treatment of such awards. The KEEP Plan was amended to provide for these awards. A copy of this amendment has been filed as Exhibit 10.13 to the Form 10-K filed on March 1, 2010.

The KEEP Plan provides that the Company will continue to employ each NEO for a period of 24 months from the effective date of the change in control. The position, title, authority and responsibilities as well as salary, bonus and other elements of compensation and benefits for each NEO are to be maintained at levels equal to or commensurate with levels existing prior to the change in control. Compensation payable and benefits under the KEEP Plan are triggered by a change in control of the Company followed by an involuntary termination by the Company (not for cause) or a voluntary termination for good cause (constructive termination). These terminations are each referred to as a “qualifying termination.”

In the event of a qualifying termination during the 24-month effective period, each NEO will receive a lump sum severance payment equal to two times the sum of his or her annual base salary and the average of the annual bonuses payable to the NEO for the prior two years. The severance payment will also include a pro-rated annual bonus for the year of termination equal to the average of the annual bonuses payable to the NEO for the prior two years.

The KEEP Plan provides that in the event of a qualifying termination, stock options held by an NEO will become fully exercisable and the NEO may exercise such options until the earlier to occur of the expiration date of the option or the fifth anniversary of the qualifying termination. Time-based restricted stock will become fully vested. Awards of time-based deferred cash granted in 2009 will immediately become fully vested and payable. Awards of time-based deferred cash granted in 2010, or thereafter, will immediately become fully vested and shall be payable on the same date on which such award was otherwise payable at the time the award was made. The vesting of performance shares and performance options shall be administered in accordance with the terms of the applicable award agreement.

Under the KEEP Plan, each NEO who incurs a qualifying termination will also receive continued health and group life insurance coverage for a period of 24 months following the date of the qualifying termination and a credit to the Company’s non-qualified retirement plan in an amount equal to the amount that otherwise would have been contributed on his or her behalf under the Company’s money-purchase pension plan had his or her employment continued for another 24 months. In addition, all unvested retirement account balances will become fully vested.

To the extent that any payments are subject to an excise tax, a tax gross-up payment would only be made to an executive who was covered under the KEEP Plan as of February 22, 2010, which includes Messrs. Chaplin, Fallon and Wertheim. The Company will not provide a tax gross-up payment to any new or current employees who may become covered under the KEEP Plan after February 22, 2010. To the extent a tax gross-up payment is required to be made under the KEEP Plan, such payment will be made only if the total payments exceed the IRS excise tax safe harbor limit by at least 10%. If such total payments are less than 10% over the safe harbor limit, KEEP Plan payments to the covered executive will be reduced to the extent necessary to eliminate any excise tax.

As a condition to the receipt of benefits, the KEEP Plan requires that a covered officer agree to be bound by a non-competition and non-solicitation clause and a non-disparagement clause. A violation of any of these clauses will result in a loss of future severance benefits and possible forfeiture to the Company of any severance already paid.

(b) Retirement. Following is a summary of the compensation payments and benefits upon a retirement from the Company. Mr. Brown is not eligible to participate in the Retirement Program.

On November 8, 2006, the Company adopted voluntary retirement benefits which provide certain benefits to the Company’s employees, including the NEOs, upon retirement (the “Retirement Program”). To be eligible for the retirement benefits as described below an NEO must (i) be at least 55 years old, (ii) have at least five years of service and (iii) give at least a six-month advance notice of retirement. The Compensation Committee may waive any of the eligibility conditions or amend any of the provisions of the Retirement Program. In January 2008, the Company adopted changes to the Retirement Program to comply with the final IRS Section 409A regulations. In February 2010, the Company adopted an amendment to the Retirement program with respect to the vesting of time-based deferred cash awards.

Base salary. No salary continuation beyond the retirement date.

Year-end performance bonus. The performance bonus for the year of retirement will be equivalent to the average of the last two year’s performance bonus (excludes special bonuses) and prorated based on number of months of service in that year, presuming consistent performance by the NEO over two years preceding the retirement. The bonus will be paid on the retirement date. There is no payment of bonus beyond the retirement date.

Restricted stock. With the exception of the Retention Award granted in December 2012, the following will occur upon retirement. Time-based restricted stock will immediately vest at the retirement date. Performance-based restricted stock will continue to vest beyond the retirement date in accordance with the original vesting terms and the award at vesting will be subject to actual performance for the relevant performance period. For the Retention Award, the time-based restricted stock will not vest upon retirement unless otherwise approved by the Board. The performance-based shares shall become vested only if the retirement date is after December 31, 2015 to the extent that the “market value appreciation” criteria are satisfied.

Stock options. Stock options will continue to vest beyond the retirement date in accordance with the original vesting terms. Vested stock options may be exercised until the earlier of four years from the retirement date or the expiration of the option. Performance-based options will continue to vest beyond the retirement date in accordance with the original vesting terms and the award at vesting will be subject to actual performance for the relevant performance period.

Time-based deferred cash awards. Awards of time-based deferred cash granted in 2009 will immediately become fully vested and payable. Awards of time-based deferred cash made in 2010, or thereafter, will immediately become fully vested and shall be payable on the same date on which such award was otherwise payable at the time the award was made.

Cash award in the year of retirement. In the event that the Company does not grant to the NEO a year-end LTI award for the last performance year following an advance notification of retirement, a partial cash payment may be awarded in lieu of the LTI award that would otherwise have been awarded to the NEO.

Restrictive covenants. The payment of any deferred cash awards and the continued vesting of any outstanding long-term equity awards will require the NEO to consent to three-year non-compete, non-solicitation and non-disparagement provisions. In the event of a breach of the restrictive covenants, an NEO could be subject to the forfeiture of any compensation not already paid and future compensation to be received under the Retirement Program.

Healthcare benefits. The NEO can continue medical and dental benefits under the Company’s retiree healthcare program with the NEO assuming the full premium costs. The NEO can convert standard group life insurance to an individual policy.

Retirement plans. Vested account balances under the 401(k), money-purchase pension and non-qualified plans remain available and unvested balances are forfeited.

Accrued and unused vacation. Accrued and unused vacation time as of the retirement date will be paid at retirement.

(c) Involuntary (not for cause) and constructive termination without change in control. Following is a summary of the compensation payments and benefits upon the involuntary termination not for cause and constructive termination of an NEO.

There are no cash payment obligations. Any cash payment will be paid at the discretion of the Board. With the exception of the Retention Award granted in December 2012, the vesting treatment of time-based stock options, restricted stock and deferred cash awards is at the discretion of the Board. The values represented in the termination tables assume unvested options are forfeited, restricted stock is forfeited, and deferred cash is forfeited. For the Retention Award, the time-based restricted stock will vest; and the performance-based shares will vest to the extent that the “market value appreciation” criteria are satisfied. Vested account balances under the 401(k), money-purchase pension and non-qualified plans remain available and unvested balances are forfeited.

With respect to Mr. Brown, upon an involuntary (not for cause) or constructive termination, his performance-based restricted stock will continue to vest beyond the termination date in accordance with the original vesting terms and the award at vesting will be subject to actual performance for the relevant performance period.

(d) Voluntary termination. Upon the voluntary termination or resignation of an NEO there are no cash payment obligations. For the NEOs other than Mr. Brown, vested stock options may be exercised for a period up to 90 days and unvested options are forfeited. All other equity and deferred cash awards are forfeited.

With respect to Mr. Brown, upon a mutual agreement between the Company and Mr. Brown, his performance-based restricted stock will continue to vest beyond the termination date in accordance with the original vesting terms.

(e) Death or total disability. Upon the death or total disability of an NEO, there are no cash payment obligations. There is immediate vesting of time-based restricted stock, deferred cash awards and stock options with one year to exercise. For the Retention Award granted in December 2012, the performance-based shares will vest to the extent that the “market value appreciation” criteria are satisfied. Other grants of performance-based shares and options will continue to vest beyond the event in accordance with the original vesting terms and the award at vesting will be subject to actual performance for the relevant performance period. All unvested retirement account balances will become fully vested.

Tables showing potential post termination payments. The following tables show the estimated value of the compensation and benefits that would become payable as a result of the different termination events described above for each of the NEOs. The values have been estimated as if the termination event occurred on December 31, 2012 and assumes the closing fair market value of the Company’s shares which was $7.85. The NEOs will also receive upon termination their vested account balance in the non-qualified deferred compensation plan.

Following are notes to explain some of the values shown in the tables.

(1)	Under change in control, compensation and benefit values reflect the provisions as described under the KEEP Plan for Messrs. Chaplin, Fallon and Wertheim. For Mr. Brown, the vesting of his restricted stock follows the terms of his stock agreement. Mr. McKiernan is not a KEEP Plan participant.

(2)	Messrs. Chaplin and Wertheim are retirement-eligible under the Company’s Retirement Program as of December 31, 2012 and the amounts shown reflect the benefits as described under Retirement.

(3)	Under involuntary (not for cause) and constructive termination, any cash severance and cash bonus will be paid at the discretion of the Board.

(4)	Death or total disability amounts reflect the compensation and benefit treatments as described under “Death or total disability” above.

Joseph W. Brown

Payment or benefit upon termination	Termination upon a change in control ($) (1)	Retirement ($) (2)	Involuntary and constructive termination ($) (3)	Death or total disability payments ($) (4)
Cash Severance	0	0	0	0
Cash Bonus	0	0	0	0
Time-based Restricted Stock	0	0	0	0
Time-based Stock Options	0	0	0	0
Performance-based Stock Options	0	0	0	0
Time-based Deferred Cash	0	0	0	0
Excise Tax Gross-up	0	0	0	0
Retirement Benefits	0	0	0	0
Healthcare Benefits	0	0	0	0
Total	0	0	0	0
C. Edward Chaplin

Payment or benefit upon termination	Termination upon a change in control ($) (1)	Retirement ($) (2)	Involuntary and constructive termination ($) (3)	Death or total disability payments ($) (4)
Cash Severance	2,350,000	0	0	0
Cash Bonus	425,000	425,000	0	0
Time-based Restricted Stock	4,710,000	2,355,000	2,355,000	4,710,000
Time-based Stock Options	2,092,000	2,092,000	0	2,092,000
Performance-based Restricted Stock	0	0	0	0
Performance-based Stock Options	0	0	0	0
Time-based Deferred Cash	1,000,000	1,000,000	0	1,000,000
Excise Tax Gross-up	0	0	0	0
Retirement Benefits	150,000	0	0	0
Healthcare Benefits	85,498	0	0	0
Total	10,812,498	5,872,000	2,355,000	7,802,000

William C. Fallon

Payment or benefit upon termination	Termination upon a change in control ($) (1)	Retirement ($) (2)	Involuntary and constructive termination ($) (3)	Death or total disability payments ($) (4)
Cash Severance	2,450,000	0	0	0
Cash Bonus	475,000	0	0	0
Time-based Restricted Stock	4,710,000	0	2,355,000	4,710,000
Time-based Stock Options	2,092,000	0	0	2,092,000
Performance-based Restricted Stock	0	0	0	0
Performance-based Stock Options	0	0	0	0
Time-based Deferred Cash	1,000,000	0	0	1,000,000
Excise Tax Gross-up	0	0	0	0
Retirement Benefits	150,000	0	0	0
Healthcare Benefits	66,020	0	0	0
Total	10,943,020	0	2,355,000	7,802,000

Ram D. Wertheim

Payment or benefit upon termination	Termination upon a change in control ($) (1)	Retirement ($) (2)	Involuntary and constructive termination ($) (3)	Death or total disability payments ($) (4)
Cash Severance	1,675,000	0	0	0
Cash Bonus	337,500	337,500	0	0
Time-based Restricted Stock	1,570,000	0	1,570,000	1,570,000
Time-based Stock Options	1,517,500	1,517,500	0	1,517,500
Performance-based Restricted Stock	0	0	0	0
Performance-based Stock Options	0	0	0	0
Time-based Deferred Cash	675,000	675,000	0	675,000
Excise Tax Gross-up	0	0	0	0
Retirement Benefits	100,000	0	0	0
Healthcare Benefits	53,231	0	0	0
Total	5,928,231	2,530,000	1,570,000	3,762,500
Anthony McKiernan

Payment or benefit upon termination	Termination upon a change in control ($) (1)	Retirement ($) (2)	Involuntary and constructive termination ($) (3)	Death or total disability payments ($) (4)
Cash Severance	0	0	0	0
Cash Bonus	0	0	0	0
Time-based Restricted Stock	2,758,113	0	1,570,000	2,758,113
Time-based Stock Options	611,500	0	0	611,500
Performance-based Restricted Stock	0	0	0	0
Performance-based Stock Options	0	0	0	0
Time-based Deferred Cash	472,358	0	0	472,358
Excise Tax Gross-up	0	0	0	0
Retirement Benefits	0	0	0	0
Healthcare Benefits	0	0	0	0
Total	3,841,971	0	1,570,000	3,841,971

Compensation plan risk assessment

Our Compensation Committee also assessed our compensation policies and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on the Company. Based on its assessment, the Compensation Committee concluded that the Company’s compensation policies and practices do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company.

In its assessment, the Compensation Committee considered the Company’s current business environment and activities including the Transformation litigation, the impact that the Transformation litigation has had on the Company’s insurance activities, the need to manage capital and liquidity to ensure that the Company has sufficient resources to pay all of its expected claims, the need to retain critical and high potential employees and the need to build long-term shareholder value.

The Compensation Committee also based its assessment on the following specific attributes of the Company’s compensation policies and practices in the current business environment that mitigate incentives to take undue risks:

•	that individual and corporate performance are measured using multiple and balanced performance metrics;

•	the Company’s performance objectives balance both quantitative and qualitative performance objectives factors thereby reducing the incentive to take undue risks;

•	the resumption of deferred long-term equity grants that align employee and shareholder interests;

•	that compensation is based on a sliding scale with minimum and maximum payouts;

•	that bonuses are generally not guaranteed;

•	that the Company’s compensation policies and practices do not provide for inappropriate severance;

•	the Compensation Committee compares the Company’s senior management compensation to a relevant peer-group;

•	that there is an appropriate mix of base pay and incentive compensation;

•	that the Company has stock ownership and holding guidelines for its senior executives;

•	that there is a formal clawback/recoupment policy applicable to both cash and equity compensation of senior executives; and

•	that there are no specific elements of compensation that encourage excessive risk taking or that create risks.

Principal accountant fees and services

The Company paid PwC a total of $6,943,000 and $6,784,000 respectively, for professional services rendered for the years ended December 31, 2012 and 2011, broken down as follows (in thousands):

	2012	2011
Audit	$6,343	$6,352
Audit Related	$356	$227
Tax	$148	$164
All Other	$96	$41
Total	$6,943	$6,784

Audit fees were for professional services rendered in connection with the audits of the consolidated financial statements of the Company, statutory and subsidiary audits, consultations concerning financial accounting and reporting standards and assistance with the review of documents filed with the SEC.

Audit Related fees for 2012 were for assurance and related services performed for the agreed upon procedures regarding the Securities Investor Protection Corporation “SIPC” assessment, loss reserve certification and NY state audit exam assistance.

Tax fees were for services related to tax advice including assistance with and representation in tax audits and appeals.

All Other fees for 2012 were for assistance with litigation-related expenses, MBIA UK Solvency II project and for assistance in exploring strategic options in the UK. All other fees for 2011 were for assistance with the XBRL project.

One hundred percent of all the above fees for the year ended December 31, 2012 were approved by the Audit Committee.

PwC did not provide the Company with any information technology services relating to financial systems design or implementation for 2012.

Pursuant to its charter, the Audit Committee has responsibility for the pre-approval of all audit and permitted non-audit services to be performed for the Company by the independent auditors. The Audit Committee has adopted a policy for the approval of non-audit related services. At the beginning of the year, the Audit Committee reviews and approves any proposed audit and non-audit related services for the year and the associated costs. The Audit Committee also reviews at its meetings other audit and non-audit services proposed to be provided by the independent auditors. The Audit Committee has delegated to the Chair the authority to grant pre-approvals if the Chair deems it necessary or appropriate to consider a pre-approval request without a meeting of the full Committee. Pre-approvals by the Chair are reviewed with the Audit Committee at its next regularly scheduled meeting.

In considering the pre-approval of proposed audit or non-audit services by the independent auditors, management reviews with the Audit Committee a description of, and the budget for, the proposed service and the reasons that the independent auditors are being requested to provide the services, including any possible impact on the independence of the independent auditors. Additional Committee approval is required if the pre-approved services exceed the pre-approved budgeted amount for the services.

Security ownership of certain beneficial owners

The table below contains certain information about the only beneficial owners known to the Company as of March 7, 2013 of more than 5% of the outstanding shares of the Company’s common stock.

Name and address of beneficial owner	Shares of common stock beneficially owned	Percent (%) of class (5)
Fairholme Capital Management, L.L.C. Bruce R. Berkowitz Fairholme Funds, Inc. (1) 4400 Biscayne Boulevard, 9th Floor Miami, FL 33137 United States of America	42,495,420	22.01%
Dimensional Fund Advisors LP (2) Palisades West, Building One 6300 Bee Cave Road Austin, Texas, 78746	9,898,469	5.13%
Warburg Pincus Private Equity X, L.P. Warburg Pincus X L.P. Warburg Pincus X LLC Warburg Pincus Partners, LLC Warburg Pincus & Co. Warburg Pincus LLC Charles R. Kaye Joseph P. Landy (3) 450 Lexington Avenue New York, NY 10017	71,486,898	32.74%
1	This information as to the beneficial ownership of shares of common stock is based on the Schedule 13G/A filed by Fairholme Capital Management, L.L.C. (“Fairholme Capital”), Bruce R. Berkowitz and Fairholme Funds, Inc. (“Fairholme Funds”) with the SEC on February 14, 2013. Such filing indicates that Fairholme Capital and Mr. Berkowitz have shared voting power with respect to 34,494,700 of such shares and shared dispositive power with respect to all of the shares, and that Fairholme Funds has shared voting power and dispositive power with respect to 27,939,000 of such shares.

2	This information as to the beneficial ownership of shares of common stock is based on the Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on February 11, 2013. Such filing indicates that Dimensional has sole voting power with respect to 9,746,738 of such shares and sole dispositive power with respect to all of such shares.

3	This information as to the beneficial ownership of shares of common stock is based on the Schedule 13D/A filed jointly by Warburg Pincus Private Equity X, L.P., a Delaware limited partnership (including Warburg Pincus X Partners, L.P., an affiliated Delaware limited partnership, “WP X”), Warburg Pincus X, L.P., a Delaware limited partnership and the general partner of WP X (“WP X LP”), Warburg Pincus X LLC, a Delaware limited liability company and the general partner of WP X LP (“WP X LLC”), Warburg Pincus Partners LLC, a New York limited liability company and the sole member of WP X LLC (“WP Partners”), Warburg Pincus & Co., a New York general partnership and the managing member of WP Partners (“WP”), Warburg Pincus LLC, a New York limited liability company that manages WP X (“WP LLC”), and Messrs. Charles R. Kaye and Joseph P. Landy, each a Managing General Partner of WP and a Managing Member and Co-President of WP LLC who may be deemed to control WP X, WP X LP, WP X LLC, WP Partners, WP and WP LLC (Messrs. Kaye and Landy, together with WP X, WP X LP, WP X LLC, WP Partners, WP and WP LLC, the “Warburg Pincus Entities”) with the SEC on December 11, 2009. Such filing indicates the Warburg Pincus Entities jointly have shared voting power and shared dispositive power with respect to such shares (including warrants exercisable to purchase 25,327,646 shares). Messrs. Kaye and Landy disclaim beneficial ownership of all shares of common stock held by the Warburg Pincus Entities.

5	Based on 193,047,489 shares outstanding as of March 7, 2013. For purposes of calculating the percentage of outstanding shares beneficially owned by the WP entities, the number of shares outstanding with respect to the WP entities was deemed to be the sum of the total shares outstanding as of March 7, 2013 and the total number of shares subject to warrants held by the WP entities.

Security ownership of Directors and Executive Officers

The following table sets forth, as of March 7, 2013, the beneficial ownership of shares of common stock of each Director, each NEO, and all Directors and Executive Officers of the Company, as a group.

Name	Shares of common stock beneficially owned	Shares acquirable upon exercise of options (6)	Total shares beneficially owned	Percent (%) of class (7)
Directors
Joseph W. Brown (1) (2)	1,452,456	0	1,452,456	*
Maryann Bruce(3)	9,892	0	9,892	*
David A. Coulter (3)(4)(5)	71,646,303	0	71,646,303	32.81%
Steven J. Gilbert (3)	30,470	0	30,470	*
Daniel P. Kearney (3)	211,107	0	211,107	*
Kewsong Lee (3)(4)(5)	71,610,836	0	71,610,836	32.79%
Charles R. Rinehart (3)	70,989	0	70,989	*
Theodore Shasta (3)	50,214	0	50,214	*
Richard C. Vaughan (3)	52,070	0	52,070	*

Named Executive Officers (excluding Mr. Brown) (1)
C. Edward Chaplin	953,695	37,500	991,195	*
William C. Fallon	959,751	60,000	1,019,751	*
Ram D. Wertheim	476,246	60,000	536,246	*
Anthony McKiernan	562,210	1,500	563,710	*
All Directors and Executive Officers as a group (14 persons)	76,613,299	159,000	76,772,299	35.13%
*	Less than one percent.

1	Includes shares held by the Executive Officers under the Company’s exempt 401(k) plan and non-qualified defined contribution retirement plan and restricted shares awarded to certain Executive Officers.

2	Includes 749,000 shares held in irrevocable family trust established for the descendants of Jay Brown. Mr. Brown disclaims beneficial ownership of these shares.

3	This number includes (i) common stock equivalent deferral units held under the Company’s Amended and Restated Deferred Compensation and Stock Ownership Plan for Non-employee Directors and the MBIA Inc. 2005 Non-employee Director Deferred Compensation Plan, and/or (ii) restricted stock awarded under the Omnibus Plan. See the discussion of these plans under “Independent Directors’ compensation.”

4	Includes 71,486,898 shares owned by the Warburg Pincus Entities, including warrants exercisable to purchase 25,327,646 shares.

5	David A. Coulter and Kewsong Lee are Partners of Warburg Pincus & Co., a New York general partnership, and Managing Directors and Members of Warburg Pincus LLC, a New York limited liability company. 71,486,898 of the shares indicated as owned by Messrs. Coulter and Lee are included because of their affiliation with the Warburg Pincus Entities. Messrs. Coulter and Lee disclaim beneficial ownership of all shares owned by the Warburg Pincus Entities.

6	This column indicates the number of shares that were exercisable as of March 7, 2013 or become exercisable within 60 days after March 7, 2013 under the Company’s stock option program.

7	Based on 193,047,489 shares outstanding as of March 7, 2013. For purposes of calculating the percentage of outstanding shares beneficially owned by any person or group identified in the table above, the number of shares outstanding with respect to each person or group was deemed to be the sum of the total shares outstanding as of March 7, 2013 and the total number of shares subject to options or warrants held by such person or group that were exercisable as of March 7, 2013 or become exercisable within 60 days after March 7, 2013. Excluding the shares held by Messrs. Coulter and Lee due to their affiliation with the Warburg Pincus Entities, the percentage of shares of common stock beneficially owned by all Directors and Executive Officers as a group is 2.74%. Each Director and Executive Officer individually owns less than 1% of the shares of common stock outstanding, except for Messrs. Coulter and Lee, who own 32.81% and 32.79%, respectively, which ownership is disclaimed with respect to all such shares except for 159,405 and 123,938 held by Messrs. Coulter and Lee, respectively, as described in Note 5 above.

Section 16(a) beneficial ownership reporting compliance

Ownership of, and transactions in, the Company’s common stock by Executive Officers and Directors of the Company are required to be reported to the SEC in accordance with Section 16 of the Securities Exchange Act of 1934. To the best of the Company’s knowledge, such required filings were made on a timely basis during 2012.

Certain relationships and related transactions

To the best of the Company’s knowledge, other than election to office, no person who has been a Director or Executive Officer of the Company at any time since the beginning of 2012, no nominees to the Board of Directors nor any associate of the foregoing persons has any substantial interest, direct or indirect, by security holdings or otherwise, in any of the matters to be acted upon at the 2013 Annual Meeting of Shareholders.

Transactions with “related persons” (as defined in Item 404(a) of Regulation S-K) are monitored by management, the Audit Committee and the Board of Directors, and all Directors and Executive Officers of the Company complete a questionnaire at the beginning of each year, in which they are asked to disclose family relationships and relationships with other related persons. Before approving a transaction with a related person, the Board of Directors would take into account all relevant factors that it deems appropriate, including fairness to the Company and the extent of the related person’s interest in the transaction. The policies and procedures surrounding the review, approval or ratification of transactions with related persons are not in writing given that the Company does not typically enter into such transactions. Nevertheless, such review, approval and ratification of transactions with related persons would be documented in the minutes of the meetings of the Board of Directors. There were no transactions with related persons since the beginning of the 2012 fiscal year where the policies and procedures described above did not require review, approval or ratification of the transaction or where such policies and procedures were not followed.

Investment agreement. On December 10, 2007, the Company entered into an Investment Agreement (as amended and restated on February 6, 2008, the “Investment Agreement”) with Warburg Pincus Private Equity X, L.P. (“WP X”) pursuant to which WP X committed to invest in MBIA through a direct purchase of MBIA common stock and a backstop for an equity offering. Subject to the share ownership requirements described in the Investment Agreement, the Company is required to recommend to its shareholders the election of up to two Directors nominated by WP X at the Company’s annual meeting, and WP X’s nominees are required to be the Company’s and the Company’s Compensation and Governance Committee’s nominees to serve on the Board. In addition, the Company is required to use all reasonable best efforts to have WP X’s nominees elected as Directors of the Company and the Company is required to solicit proxies for them to the same extent as it does for any of its other nominees to the Board. Subject to the share ownership requirement described in the Investment Agreement, WP X has the right to proportionate representation on each committee of the Board (and the board of directors of any of the Company’s subsidiaries), with at least one representative on each such committee, as permitted by applicable laws and New York Stock Exchange regulations. See “Proposals for shareholder approval recommended by the Board – Proposal 1: Election of Directors.”

Proposals for shareholder approval recommended by the Board

Proposal 1: Election of Directors

All of MBIA’s Directors are elected at each annual shareholders’ meeting for a one-year term. Shareholders will elect nine Directors at the 2013 Annual Meeting to serve a term expiring at the 2014 Annual Meeting.

Following is information about each nominee, including biographical data for at least the last five years, and the reasons why each has been nominated for election to the Board. Should one or more of these nominees become unavailable to accept the nomination or election as Director (an event not now anticipated), all proxies received will be voted for such other persons as the Board may recommend, unless the Board reduces the number of Directors.

Joseph W. Brown

Biographical data:

Mr. Brown is the Chief Executive Officer of the Company. He rejoined the Company in February 2008 as Chairman and Chief Executive Officer and served as Chairman until May 7, 2009. He became Executive Chairman on May 6, 2004 and retired from that position on May 3, 2007. Until May 2004, he had served as Chairman and Chief Executive Officer. He originally joined the Company as Chief Executive Officer in January 1999, having been a Director since 1986 and became Chairman in May 1999. Prior to joining the Company, Mr. Brown was Chairman of the Board of Talegen Holdings, Inc. from 1992 through 1998. Prior to joining Talegen, Mr. Brown had been with Fireman’s Fund Insurance Company as President and Chief Executive Officer. Within the past five years, Mr. Brown also served as Non-Executive Chairman and as a Director of Safeco Corporation. Age 64.

Reasons for Mr. Brown’s nomination:

Mr. Brown has been nominated to serve as a Director of the Company due to his extensive experience with the Company in the roles as Chairman, CEO and as a Director dating back to 1986, his expertise in the insurance and financial guarantee industries and his long history of board service and leadership in several industry-leading companies.

Maryann Bruce

Biographical data:

Ms. Bruce was elected to the Board of Directors in June 2012. Since October 2007, Ms. Bruce has been President of Turnberry Advisory Group, a private business services company, where she advises clients on strategic business issues. From December 2008 to July 2010, she was President of Aquila Distributors, Inc., a subsidiary of Aquila Investment Management LLC, a boutique asset manager. She consulted for Aquila beginning in February 2008, later becoming Senior Vice President and an Officer of each of the equity and bond funds in the Aquila Group of Funds throughout 2009. Prior to that, from September 1999 to June 2007, she was President of Evergreen Investments Services, Inc., an investment management business and subsidiary of Wachovia. She is a Member of the Board of Trustees of Allianz Funds, a Governing Board Member of The Committee of 200, and an Advisory Board Member of Duke University Libraries. She was also a Founding Director of Bank Insurance & Securities Association and currently serves on its Board as an Emeritus Director. Age 52.

Reasons for Ms. Bruce’s nomination:

Ms. Bruce has been nominated to serve as a Director of the Company due to her 30 years of executive leadership and board-level experience in the financial services industry, as well as her experience in governance, strategy, asset management and risk management.

David A. Coulter

Biographical data:

Mr. Coulter was elected to the Board of Directors in January 2008. Mr. Coulter has been Vice Chairman of Warburg Pincus LLC since September 2011 and is a member of the Executive Management Group. He joined Warburg Pincus in 2005 as a Managing Director and Senior Advisor, focusing on the firm’s financial services investment activities. From 2000 through 2005, Mr. Coulter held a series of senior positions at JPMorgan Chase and was a member of the Office of the Chairman. He also held senior executive positions at The Beacon Group and served as Chairman and CEO of BankAmerica Corporation. He is also a Director of Aeolus Re Ltd., Webster Financial Corp., Sterling Financial Corp. and Triton Container International Limited. Within the past five years, Mr. Coulter also served as a Director of Strayer Education Inc., PG&E Corporation, The Irvine Company, Metavante Technologies, Inc. and First Data Corp. Age 65.

Reasons for Mr. Coulter’s nomination:

Mr. Coulter has been nominated to serve as a Director of the Company pursuant to the terms of the Investment Agreement, as described under “Certain relationships and related transactions” above, and due to his extensive experience in financial services businesses and his board service and leadership in several industry-leading companies.

Steven J. Gilbert

Biographical data:

Mr. Gilbert was elected to the Board of Directors in May 2011. He is currently Chairman of the Board of Gilbert Global Equity Partners, L.P., a private equity fund, Vice Chairman of the Executive Board of MidOcean Capital Partners, L.P. and Chairman of the Board of CPM, Inc., a global provider of process machinery for the feed industry, and has served in these capacities since 1998, 2005 and 2000, respectively. He was previously Chairman and Senior Managing Director of SUN Group (USA), an investment firm, from 2007 to 2009. Previously, Mr. Gilbert was Managing General Partner of Soros Capital, L. P., Commonwealth Capital Partners, L.P., and Chemical Venture Partners. He also held investment banking positions with Morgan Stanley & Co., Wertheim & Co., Inc. and E.F. Hutton International. Mr. Gilbert was admitted to the Massachusetts Bar in 1970 and practiced law at Goodwin Procter & Hoar in Boston, Massachusetts. Mr. Gilbert is a Director of TRI Point Homes, Inc., a Director Nominee of The Empire State Realty Trust, Inc., a member of the Writer’s Guild of America (East) and the Council on Foreign Relations, a Trustee of the New York University Langone Medical Center, as well as Director of the Lauder Institute at the University of Pennsylvania. Within the past five years, Mr. Gilbert served as Chairman of the Board of DURA Automotive Systems, Inc., and as a Director of Olympus Re and several privately held companies. Mr. Gilbert has also served on the boards of more than 25 companies over the span of his career. Age 65.

Reasons for Mr. Gilbert’s nomination:

Mr. Gilbert has been nominated to serve as a Director of the Company due to his extensive experience in leadership positions in the financial services industry and long history of board service, including both with insurance companies and a diverse group of other companies, as well as his expertise accrued during his career in finance, private equity investing, investment banking and law.

Daniel P. Kearney

Biographical data:

Mr. Kearney is the Chairman and has served as a Director of the Company since 1992. He was named Chairman in May 2009, after having served as Lead Director from May 2008 to May 2009. Mr. Kearney is currently a Financial Consultant and retired as Executive Vice President of Aetna Inc. (insurance company) in February 1998. Prior to joining Aetna in 1991, he served as President and Chief Executive Officer of the Resolution Trust Corporation Oversight Board from 1989 to 1991. From 1988 to 1989, Mr. Kearney was a Principal at Aldrich, Eastman & Waltch, Inc., a pension fund advisor. Mr. Kearney was a Managing Director at Salomon Brothers Inc. (investment bank) in charge of the Mortgage Finance and Real Estate Finance departments from 1977 to 1988. He serves as a Director of Fiserv, Inc., MGIC Investment Corporation, the Joyce Foundation and Prudential Bank. Age 73.

Reasons for Mr. Kearney’s nomination:

Mr. Kearney has been nominated to serve as a Director of the Company due to his experience and leadership roles on the Company’s Board of Directors, including his prior service as Lead Director from May 2008 to May 2009 and his role as Chairman since May 2009, his experience in financial services and insurance businesses, and his prior and current board service and leadership in several industry-leading companies.

Kewsong Lee

Biographical data:

Mr. Lee was elected to the Board of Directors in January 2008. Mr. Lee served as a Member and Managing Director of Warburg Pincus LLC and as a General Partner of Warburg Pincus & Co. since January 1997. He has been employed at Warburg Pincus since 1992. He leads the firm’s leveraged buy-out and special situations efforts and focuses on the firm’s financial services investment activities. Prior to joining Warburg Pincus, Mr. Lee was a consultant at McKinsey & Company, Inc., a management consulting company, from 1990 to 1992. He is also a Director of ARAMARK Corporation, Arch Capital Group Ltd., Neiman Marcus, Inc. and several privately held companies. Within the past five years, he also served as a Director of Knoll Inc. Age 47.

Reasons for Mr. Lee’s nomination:

Mr. Lee has been nominated to serve as a Director of the Company pursuant to the terms of the Investment Agreement, as described under “Certain relationships and related transactions” above, and due to his extensive experience in financial services businesses and his board service in several industry-leading companies.

Charles R. Rinehart

Biographical data:

Charles R. Rinehart was elected to the Board of Directors of MBIA in December 2008. From September 2008 to December 2008, Mr. Rinehart served as Chief Executive Officer and as a Director of Downey Financial Corp. and Downey Savings and Loan Association, F.A. Mr. Rinehart retired from HF Ahmanson & Co. and its principal subsidiary, Home Savings of America, in 1998. Mr. Rinehart joined HF Ahmanson in 1989 and shortly thereafter was named President and Chief Operating Officer. He was named Chief Executive Officer in 1993 and also became Chairman in 1995 and served in these roles through 1998. Prior to joining H.F. Ahmanson, Mr. Rinehart was the Chief Executive Officer of Avco Financial Services from 1983 to 1989 and before that served in various positions of increasing responsibility at Fireman’s Fund Insurance Company. He is also a Director of PMI Group Inc. Within the past five years, he also served as a Director of Verifone Holdings, Inc., Safeco Corporation, Downey Financial Corp. and Downey Savings and Loan Association. Age 66.

Reasons for Mr. Rinehart’s nomination:

Mr. Rinehart has been nominated to serve as a Director of the Company due to his extensive experience in financial services and insurance businesses, his prior and current leadership roles in several industry-leading companies and his general knowledge and experience in financial matters.

Theodore Shasta

Biographical data:

Mr. Shasta was elected to the Board of Directors in August 2009. Mr. Shasta is a former Senior Vice President and Partner of Wellington Management Company, a global investment advisor. At Wellington Management Company, Mr. Shasta specialized in the financial analysis of publicly traded insurance companies, including both property-casualty and financial guarantee insurers. Mr. Shasta joined Wellington Management Company in March 1996 as a global industry analyst responsible for the insurance industry. In January 2008, Mr. Shasta became a portfolio advisor responsible for senior-level relationship management for existing institutional clients and consultants as well as development of new business, a position that he held until June 2009. In addition, effective January 1999, Mr. Shasta was elected Partner and was promoted to Senior Vice President, and served in such positions until he withdrew from the partnership in June 2009. He also served on Wellington Management’s Audit Committee from January 2004 to June 2009 and was Chair of that Committee from January 2008 until June 2009. Prior to joining Wellington Management Company, Mr. Shasta was a Senior Vice President with Loomis, Sayles & Company where he was an industry analyst responsible for the automotive, freight transportation and insurance industries. Before that, he served in various capacities with Dewey Square Investors and Bank of Boston. Mr. Shasta is a member of the Board of Directors of ACE Limited. Mr. Shasta is also a Trustee of The Worcester County Horticultural Society, a nonprofit organization. Age 61.

Reasons for Mr. Shasta’s nomination:

Mr. Shasta has been nominated to serve as a Director of the Company due to his 25 years of experience as a financial analyst covering the insurance industry and the Company since it became a publicly traded entity, coupled with his in-depth understanding of economics, accounting and regulatory oversight of the financial guarantee industry and knowledge of the Company’s current operating environment.

Richard C. Vaughan

Biographical data:

Mr. Vaughan was elected to the Board of Directors in August 2007. He served as Executive Vice President and Chief Financial Officer of Lincoln Financial Group from 1995 until his retirement in May 2005. He joined Lincoln in July 1990 as Senior Vice President and Chief Financial Officer of Lincoln National’s Employee Benefits Division. In June 1992, he was appointed Chief Financial Officer for the corporation. He was promoted to Executive Vice President in January 1995. He was previously employed with EQUICOR from September 1988 to July 1990, where he served as a Vice President in charge of public offerings and insurance accounting. Prior to that, Mr. Vaughan was a Partner at KPMG Peat Marwick in St. Louis, from July 1980 to September 1988. Mr. Vaughan is a member of the Board of Directors and Chair of the Audit Committee of AXA Financial. Within the past five years, Mr. Vaughan was also a Director of DaVita Inc. and Bank of New York Co. Inc. Age 63.

Reasons for Mr. Vaughan’s nomination:

Mr. Vaughan has been nominated to serve as a Director of the Company due to his extensive experience in financial services and insurance businesses, his board service and his general knowledge and experience in financial matters, including as a Chief Financial Officer.

The Board has elected Mr. Kearney as Chairman. In such capacity, he presides at non-management Director meetings. Shareholders or interested parties wishing to communicate with our Chairman or with the non-management Directors as a group may do so by contacting Mr. Kearney by regular mail sent to 1550 North State Parkway, #1002, Chicago, IL 60610.

Messrs. Coulter and Lee were nominated pursuant to the terms of the Investment Agreement, as defined under “Certain relationships and related transactions” above. The Board recommends approval of Messrs. Coulter and Lee even without the requirements set forth in the Investment Agreement.

Director independence. The Company’s Board of Directors has determined in accordance with the independence standards set forth in the Board’s Corporate Governance Practices that each Director named below is an Independent Director and that none of the Directors named below has any material relationships with the Company. Such Independent Directors are: Maryann Bruce, David A. Coulter, Steven J. Gilbert, Daniel P. Kearney, Kewsong Lee, Charles R. Rinehart, Theodore Shasta and Richard C. Vaughan. In addition, each of the Directors named in the foregoing sentence qualifies as an “independent director” under the New York Stock Exchange Corporate Governance Listing Standards. These Independent Directors constitute a significant majority of the Company’s Board, consistent with the policy set out in the Board’s Corporate Governance Practices.

The Corporate Governance Practices include the following independence standards designed to assist the Board in assessing Director independence, and can be found on the Company’s website, www.mbia.com, under the “Ethics and Governance” tab. The terms “MBIA” and “the corporation” in the following standards refer to MBIA Inc.

“The Board shall consist of a significant majority of independent directors. Independent director means a director who:

•	is not a member of management or an employee and has not been a member of management or an employee within the last five years;

•	has no close family or similar relationship with a member of key management;

•	is not a lawyer, advisor or consultant to the corporation or its subsidiaries and does not have any personal service contracts with the corporation or its subsidiaries;

•

does not have any other relationship with the corporation or its subsidiaries either personally or through his or her employer which, in the opinion of the Board, would adversely affect the director’s ability to exercise his or her independent judgment as a director;

•	is not currently or has not been for five years a former employee of the independent auditor;

•	is not currently or has not been for five years an employee of any company whose compensation committee includes an officer of MBIA; and

•

is not an immediate family member (i.e., spouse, parent, child, sibling, mother or father-in-law, son or daughter-in-law, brother or sister-in-law or anyone (other than a domestic employee) who shares a person’s home) of either of the two previous categories.

Because the corporation is a major financial institution, outside directors or the companies they are affiliated with will sometimes have a business relationship with the corporation or its subsidiaries. Directors and companies with which they are affiliated are not given special treatment in these relationships. The Board believes that the existence of a business relationship is not, in and of itself, sufficient to disqualify a director from being considered an independent director. The materiality of the relationships and the director’s own ability to exercise independent judgment should be evaluated, and external criteria for independence, such as those promulgated by the Securities and Exchange Commission and the New York Stock Exchange should be considered.

To help maintain the independence of the Board, all directors are expected to deal at arm’s length with the corporation and its subsidiaries and to disclose circumstances material to the director which might be perceived as a conflict of interest. The corporation shall disclose publicly, as required by law, its compliance with the requirement that a majority of its Board is comprised of independent directors.

The Board will make independence determinations on an annual basis prior to approving the director nominees for inclusion in the corporation’s proxy statement and, if an individual is to be elected to the Board other than at an annual meeting, prior to such election. Each director and nominee for director shall provide the corporation with full information regarding his or her business and other affiliations for purposes of evaluating the director’s independence.”

The Board of Directors recommends unanimously that you vote FOR this proposal to elect nine incumbent Directors.

Vote necessary to elect nine incumbent Directors. Directors are elected by a plurality of the votes cast under applicable law.

Pursuant to the Company’s By-Laws, an incumbent Director who fails to receive a majority of votes cast “for” his or her election in an uncontested election will be required to tender his or her resignation no later than five business days from the date of the certification of the election results and, no later than 90 days from such certification, the Board will accept such resignation absent compelling reasons.

Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal. Abstentions from voting on the proposal and broker non-votes will have no effect on the outcome of the election or the resignation requirement.

Proposal 2: Approval of compensation paid to NEOs

As required by the rules of the SEC, you are being asked to vote to support or not support the compensation paid or awarded to the NEOs for 2012 as described pursuant to the compensation disclosure rules of the SEC, including under the CD&A and the “Executive compensation tables” sections of this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs, as disclosed under the CD&A and “Executive compensation tables” sections of this proxy statement.

In order to give shareholders a more fulsome and transparent disclosure and understanding of our compensation actions in 2012, Section 6 of the CD&A provides additional disclosure and information about 2012 compensation for the NEOs, including a one-year look at how the Compensation Committee viewed the compensation decisions made in 2012 as compared to how they get reported in the Summary compensation table as well as a historical five-year comparison of the amount of compensation reported at the time of grant versus what has actually been realized with and without the value of outstanding cash and equity grants. We believe that this additional disclosure and explanation are necessary since the NEOs did not receive any cash performance bonus or LTI award for the 2012 performance year, but instead Messrs. Chaplin, Fallon, McKiernan and Wertheim received the Retention Awards. As a result, the 2012 compensation shown in the Summary compensation table that is included in the Executive compensation tables may be confusing to our shareholders. We urge you to review the CD&A in its entirety to assist you in understanding our compensation actions for 2012.

As described in the CD&A, Mr. Brown requested that he not be included in the actions taken by the Compensation Committee in 2012 to award the Retention Awards.

For the reasons set forth in the CD&A you are being asked to vote to support or not support the adoption of the following resolution:

“RESOLVED, that the Company’s shareholders APPROVE, on an advisory basis, the compensation paid to the Company’s NEOs as disclosed pursuant to the compensation disclosure rules of the SEC, including under the CD&A and ‘Executive compensation tables’ sections of this proxy statement.”

The Board of Directors and the Company recommend that the shareholders vote FOR Proposal 2 to express their support for the compensation paid to the Company’s NEOs as disclosed pursuant to the compensation disclosure rules of the SEC, including under the CD&A and “Executive compensation tables” sections of this proxy statement.

Vote necessary to support NEO compensation. The shareholder vote on Proposal 2 is advisory in nature and therefore will not be binding on the Board. However, the Compensation and Governance Committee will take into account the results of the vote and discussions with individual large shareholders in considering annual NEO compensation in subsequent periods. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Proposal 3: Selection of independent auditors

Since its founding in 1986, MBIA has used PricewaterhouseCoopers LLP as its independent auditor. From 1974 to 1986, PwC served the same role for MBIA’s predecessor organization, the Municipal Bond Insurance Association. During 2012, PwC examined the accounts of the Company and its subsidiaries and also provided tax advice and other permissible services to the Company. Upon recommendation of the Audit Committee, the Board has appointed PwC as the independent auditors of the Company for 2013, subject to shareholder approval.

We expect that one or more representatives of PwC will be available at the Annual Meeting to make a statement, if desired, and to answer questions from those shareholders present.

The Board of Directors recommends unanimously that you vote FOR Proposal 3 to hire PricewaterhouseCoopers LLP as independent auditors for the Company.

Vote necessary to hire PwC as auditors. The approval to hire PricewaterhouseCoopers LLP as independent auditors for the Company requires that the votes cast by shareholders favoring approval exceed the votes cast opposing approval. Abstentions from voting on the proposal and broker non-votes will have no effect on the outcome.

Other matters and shareholder proposals

The Board knows of no other business to be brought before the meeting other than what is set forth above. If other matters are introduced at the meeting, the individuals named as proxies on the enclosed proxy card are also authorized to vote upon such matters using their own discretion.

Shareholder proposals intended for inclusion in the proxy materials for the Company’s 2014 Annual Meeting of Shareholders must be received by the Company’s Secretary no later than November 20, 2013, which is 120 days prior to the anniversary of the mailing date for this proxy statement. Under the terms of the Company’s By-Laws, shareholders who wish to present an item of business at the 2014 Annual Meeting must provide notice to the Secretary of the Company at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the Annual Meeting (or if the Company does not publicly announce its Annual Meeting date 70 days in advance of such meeting date, by the close of business on the tenth day following the day on which notice of the meeting date is mailed to shareholders or publicly made).

Householding of Annual Meeting materials

The SEC permits companies to send a single copy of their annual report and proxy statement or Notice of Internet Availability of Proxy Materials to any household at which two or more shareholders reside if it appears that they are members of the same family. Each shareholder residing in the same household, however, will continue to receive a separate proxy card or voting instruction form. This procedure, referred to as “householding,” is intended to reduce the volume of duplicate information that shareholders receive and reduce mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the attached Annual Report or Notice of Internet Availability of Proxy Materials will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address requested that multiple sets of documents be sent. If shareholders received one set of materials due to householding, they may revoke their consent for future mailings at any time and may request that a separate set of materials be sent to them by contacting Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

By Order of the Board of Directors,

Ram D. Wertheim

Secretary

MBIA INC. 113 KING STREET ARMONK, NY 10504

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MBIA INC.

The Board of Directors recommends you vote FOR the following:				The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain
1. Election of Directors	For	Against	Abstain	2. To approve, on an advisory basis, executive compensation.		☐	☐	☐
1a. Joseph W. Brown	☐	☐	☐	3. To ratify the selection of PricewaterhouseCoopers LLP, certified public accountants, as independent auditors for the Company for the year 2013.		☐	☐	☐
1b. Maryann Bruce	☐	☐	☐
1c. David A. Coulter	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
1d. Steven J. Gilbert	☐	☐	☐
1e. Daniel P. Kearney	☐	☐	☐
1f. Kewsong Lee	☐	☐	☐
1g. Charles R. Rinehart	☐	☐	☐
1h. Theodore Shasta	☐	☐	☐
1i. Richard C. Vaughan	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

This proxy is solicited by the Board of Directors for use at the Annual Meeting of MBIA Inc. on May 2, 2013.

The undersigned hereby appoints Daniel P. Kearney and Richard C. Vaughan and each of them the proxies and agents of the undersigned, each with power of substitution, to vote all shares of Common Stock of MBIA Inc. (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at MBIA Inc., 113 King Street, Armonk, New York, on Thursday, May 2, 2013, at 10:00 a.m. (EDT), and at any adjournment thereof, with all the powers which the undersigned would possess if personally present, hereby revoking any prior proxy to vote at such meeting and hereby ratifying and confirming all that said proxies and agents or their substitutes or any of them may lawfully do by virtue hereof, upon the matters listed on the reverse side, as described in the MBIA Inc. Proxy Statement, receipt of which is hereby acknowledged, and in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

Continued and to be signed on reverse side